   As Filed With the Securities and Exchange Commission on November 30, 2001
                        REGISTRATION NO._______________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               -----------------

                                   FORM SB-2

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           UCB FINANCIAL GROUP, INC.
                               -----------------
                (Name of Small Business Issuer in its Charter)


         GEORGIA                            6021                            62-1870377
-------------------------         ----------------------------        ------------------------
(State or jurisdiction of         (Primary Standard Industrial   (I.R.S. Employer Identification No.)
incorporation or organization)    Classification Code Number)

                           5660 New Northside Drive
                                   Suite 200
                            Atlanta, Georgia  30328
                                (678) 819-2653
        ----------------------------------------------------------------
         (Address, and telephone number of principal executive offices)

                           5660 New Northside Drive
                                   Suite 200
                            Atlanta, Georgia  30328
                                (678) 819-2653
(Address of principal place of business or intended principal place of business)
       ----------------------------------------------------------------

                                                           COPIES TO:
               RONNIE L. AUSTIN
           5660 NEW NORTHSIDE DRIVE             T. KENNERLY CARROLL, JR., ESQ.
                  SUITE 200                           MILLER & MARTIN LLP
           ATLANTA, GEORGIA  30328                1275 PEACHTREE STREET, N.E.
                (678) 819-2653                           SEVENTH FLOOR
                                                  ATLANTA, GEORGIA 30309-3576
     (Name, address and telephone number                (404) 962-6100
            of agent for service)

Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                       CALCULATION OF REGISTRATION FEE:
---------------------------------------------------------------------------------------------------
Title of Each Class of     Amount to be      Proposed Maximum     Proposed Maximum     Amount of
 Securities to be           Registered      Offering Price per       Aggregate        Registration
   Registered                                   Unit (1)           Offering Price         Fee
Common stock, no par       1,200,000 shares     $10.00            $  12,000,000          $2,868
 value

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
The information contained in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
     PRELIMINARY PROSPECTUS DATED NOVEMBER 26, 2001; SUBJECT TO COMPLETION
                           UCB FINANCIAL GROUP, INC.

                       Proposed Bank Holding Company for
                            UNITED COMMERCIL BANK

                                  (Proposed)



                       1,200,000 SHARES OF COMMON STOCK
                        (Minimum Purchase: 500 Shares)

          UCB Financial Group, Inc. is offering a minimum of 1,000,000 shares and a maximum of 1,200,000 shares of its common stock to organize United Commercial Bank., a proposed state bank. UCB Financial Group's organizers will offer and sell the common stock on a best-efforts basis without compensation. Prior to this offering UCB Financial Group has not conducted active business operations, and there has not been a public market for the shares of common stock. UCB Financial Group does not anticipate that a secondary market will develop for the shares of common stock.

          Investing in the common stock involves risks which are described in the "Risk Factors" section beginning on page 4 of this prospectus.

          The shares of common stock offered are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

                                                                         Per Share    Total Minimum    Total Maximum
Price to public..................................................       $    10.00      $10,000,000      $12,000,000

Fees and commissions.............................................               -0-              -0-              -0-

Net proceeds, before expenses, to UCB Financial Group............       $    10.00      $10,000,000      $12,000,000

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION APPROVED OR DISAPPROVED THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We will promptly deposit subscription proceeds in an escrow account with our escrow agent, The Banker's Bank of Atlanta. The escrow agent will hold the subscription proceeds until we receive subscriptions for at least 1,000,000 shares and satisfy certain other conditions. We plan to end the offering on May 24, 2002, unless we decide to end it sooner or extend it. If we are unable to sell 1,000,000 shares of common stock or satisfy the other conditions, the escrow agent will return all subscription proceeds to investors, without interest, and we will pay all of UCB Financial Group's expenses.

     THE DATE OF THIS PROSPECTUS IS NOVEMBER 26, 2001.

                               TABLE OF CONTENTS
                               -----------------

                                                                                     Page
                                                                                     ----
Summary............................................................................     1
   In general......................................................................     1
   The United Commercial Bank market...............................................     1
   Products and services...........................................................     2
   Directors and officers..........................................................     3
   Business strategy...............................................................     3
   Executive offices...............................................................     4
   The offering....................................................................     4
   No dividends....................................................................     4

Risk factors.......................................................................     4

Cautionary statement about forward-looking statements..............................     9

   The offering....................................................................    10
   Minimum/maximum.................................................................    10
   Organizer subscriptions.........................................................    10
   Offering period.................................................................    10
   How to subscribe................................................................    11
   Company discretion..............................................................    11
   Escrow..........................................................................    11
   Release from escrow.............................................................    11

Plan of distribution...............................................................    12

Use of proceeds....................................................................    12

Capitalization.....................................................................    14

Dividends..........................................................................    15

Management's discussion and analysis of financial condition and plan of
 operations........................................................................    16
   Liquidity and interest rate sensitivity.........................................    17
   Capital adequacy................................................................    18

Proposed business of UCB Financial Group and United Commercial Bank................    19
   Background......................................................................    19
   Market opportunities............................................................    21
   Business strategy...............................................................    24
   Lending services................................................................    26

   Investments........................................................................  28
   Asset and liability management.....................................................  28
   Deposit services...................................................................  29
   Other banking services.............................................................  29
   Marketing and advertising..........................................................  29
   Employees..........................................................................  29
   Facilities.........................................................................  30

Management............................................................................  30
   Proposed executive officers and directors of UCB Financial Group and
   United Commercial Bank.............................................................  30
   Committees of the boards of directors..............................................  33

Executive compensation................................................................  34
   Mr. Austin's employment agreement..................................................  34
   Mr. Cooney's employment agreement..................................................  36
   Warrants for Organizers............................................................  37
   Director compensation..............................................................  39

Related party transactions............................................................  39

Description of capital stock of UCB Financial Group...................................  40
   Common stock.......................................................................  40

Important provisions of the articles of incorporation and bylaws......................  40
   Classification of the board of directors...........................................  40
   Limitation of liability and indemnification of directors, officers and employees...  41

Shares eligible for future sale.......................................................  41

Supervision and regulation............................................................  42
   General............................................................................  42
   Gramm-Leach-Bliley Act of 1999.....................................................  44
   Payment of dividends...............................................................  46
   Capital adequacy...................................................................  47
   Support of subsidiary institutions.................................................  48
   Prompt corrective action...........................................................  48
   FDIC insurance assessments.........................................................  49
   Proposed legislation and regulatory action.........................................  49

Legal matters.........................................................................  49

Reports to shareholders...............................................................  49

Experts...............................................................................  50

Additional information.............................................................     50

UCB Financial Group Financial Report...............................................    F-1

                                    Summary

     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the common stock. You should read carefully the entire prospectus.

In general

     UCB Financial Group is a Georgia corporation that was incorporated to serve as the holding company for United Commercial Bank, a proposed Georgia bank.

     United Commercial Bank will operate as a full service commercial bank with a primary emphasis on services to small- and medium-size businesses. The Bank expects to operate out of an office which it will lease in the building located at 5660 New Northside Drive. The telephone number of its main office will be
(678) 742-9990. The Bank anticipates opening on March 15, 2002; however, the actual opening date, may be delayed beyond this date.

     UCB Financial Group and United Commercial Bank must receive all necessary regulatory approvals before UCB Financial Group may purchase United Commercial Bank's common stock and before United Commercial Bank may begin business. We have filed all of the necessary applications with the banking regulators to form the bank, and they are pending. We will file an application with the Federal Reserve for approval for UCB Financial Group to acquire the bank once the approvals to form the bank are obtained from the FDIC and the Georgia Department of Banking and Finance. We anticipate that we will receive the necessary approvals and begin business in the first quarter of 2002.

The United Commercial Bank market

     United Commercial Bank will be located in North Fulton County, Georgia, at the intersection of Northside Drive and I-285. We believe that a majority of our potential customers shall reside within a three-mile radius of our office which will be our primary market area. This encompasses an area around the intersection of Northside Drive and I-285 and includes the Galleria/Cumberland Mall area in southeastern Cobb County. The secondary service area shall be a corridor one-mile wide north of I-285 between I-75 and I-85.

     The population in the bank's primary service area has grown 21.5% between 1990 and 2001, from 48,268 to 58,665. This is compared to 14.2% growth for the United States as a whole. Over the next five years, the population in this area is expected to grow by another 6.1% compared to 4.3% for the United States as a whole.

     We believe that United Commercial Bank will be unique as a small business bank focused primarily on small and intermediate businesses. The Bank will be well located for these types of customers since there are 4,585 businesses in the primary service area, most of which are small to intermediate businesses. Within five miles of the Bank's location there are 13,696 businesses, and within ten miles of the Bank's location there are 50,055 businesses.

     In looking at the business mix, there is a wide distribution of types of businesses:

          .    Retail trade
          .    Finance, Insurance and Real Estate
          .    Services (hotels, amusement, business services, personal
               services, health services, legal services, education services, social services, and many others)
          .    Construction
          .    Manufacturing
          .    Transportation
          .    Wholesale trade

     Accessible and reliable transportation routes and services support the needs of new and expanding businesses. Interstates 75, 85 and 285 afford access to other routes and state highways. Atlanta's Hartsfield International Airport, only 20 miles from the bank's location, is the busiest airport in the United States with multiple airlines and freight companies. UPS's international headquarters is less than four miles from the bank's proposed location. Fulton County Airport and Peachtree-Dekalb Airport specialize in small and medium business-owned aircraft. Both airports are less than 20 minutes away. This combination of transportation routes and modes provides easy access to regional and national markets.

Products and services

     We believe we can successfully enter the market by offering small business banking services that focus on the specific needs of the small business owner/professional group. This differs from the typical community bank in that we will not be inundated with the high volume, low profit retail segment of the business. This strategy will enable us to focus our efforts exclusively on a smaller number of business customers. We believe customers will find the competitive benefit of our products and services compelling enough that we will be able to build our customer base quickly and establish a solid market position. We intend to accomplish this by offering a set of products and services that meet customers needs better than any competitor through our unparalleled focus on this specific market. We will also create a high level of visibility and awareness for our services by a consistent and carefully targeted marketing strategy.

     United Commercial Bank intends to offer a broad array of competitively priced products including traditional products such as:

          .    Loans
          .    International/Domestic Wire Transfers (not a product but a service)
          .    Demand deposit accounts
          .    Certificate of deposits
          .    Money market accounts
          .    Commercial sweep accounts
          .    Commercial Internet product
          .    Commercial leasing program

We also intend to offer nontraditional products such as:

          .    Armored car services
          .    Courier services
          .    Financial planning
          .    Commercial property & casualty insurance
          .    Employee benefits
          .    Travel services
          .    Payroll services
          .    Broker/dealer services
          .    Internet bill pay services

Directors and officers

     Our management team will include individuals who have significant experience in the banking industry. Ronnie L. Austin is the president and chief executive officer of UCB Financial Group and will serve as the president and the chief executive officer of United Commercial Bank. Mr. Austin has over 32 years of banking experience, including 15 years of experience as chief executive officer of a successful community bank located in Paulding County, Georgia. Edward Cooney will serve as executive vice president/chief financial officer of both UCB Financial Group and the bank and he will serve as the senior lending officer of the bank. He has seven years of banking experience. United Commercial Bank is in the process of identifying and interviewing candidates for other key employment positions.

     The directors of UCB Financial Group and United Commercial Bank consist of the eight organizers. Six of the directors live, work, and/or own businesses in the Atlanta metropolitan area. The directors expect to utilize their diverse backgrounds and their extensive local business relationships to attract business customers for the bank. The directors and executive officers also intend to purchase approximately 155,000 shares of the common stock offered by this prospectus (15.5% of the minimum and 12.9% of the maximum number of shares to be sold). The directors' financial interest in UCB Financial Group and United Commercial Bank should encourage their active participation in growing our franchise.

Business strategy

     Our strategy as an independent bank holding company will be carried out through the operations and growth of United Commercial Bank. It shall be the strategy of United Commercial Bank to be a sales organization, focusing on the sale of financial products, support products and services to the small and intermediate business customer in a quality, personal and professional manner. Our target market shall be the small and intermediate businesses, professional groups and high-income individuals. Our objectives are:

          . To be a true business bank by providing a level of service to our customers, that equals or exceeds the service level afforded larger businesses and high-income individuals;

          .    to provide the highest quality financial and financial-related products at a reasonable price;
          .    to provide these services at the business location, not the bank;
          .    to be extremely pro-active in the use of strategic partnerships and relationships in providing superior services;
          .    to maintain the overall asset quality of United Commercial Bank;
          .    to achieve and maintain United Commercial Bank's profitability;
          .    to achieve core deposit growth; and
          .    to maximize productivity.

Executive offices

     Our offices will be located at 5660 New Northside Drive, Suite 200, Atlanta, Georgia 30328. Our telephone number is 678-819-2653. UCB Financial Group does not currently have plans to open another office.

The offering

Common stock offered..................................  Common stock, no par value, of UCB Financial Group

Common stock to be outstanding                          Minimum 1,000,000 shares;
after the offering....................................  Maximum 1,200,000 shares

Offering price........................................  $10.00 per share

Use of proceeds.......................................  To capitalize United Commercial Bank, to pay organizational, offering and pre-opening expenses,
                                                        to furnish and equip United Commercial Bank's main
                                                        office and to provide working capital for United
                                                        Commercial Bank to be used for business purposes,
                                                        including making loans and other investments.  See
                                                        "Use of Proceeds" (page 12).

The organizers will offer and sell the common stock to potential investors without compensation.

No dividends

     We do not intend to pay dividends at any time in the foreseeable future.

Risk factors

     An investment in the common stock involves a significant degree of risk. You should not invest in the common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in the common stock.

     The following paragraphs describe some of the material risks of an investment in the common stock. You should also carefully read the cautionary statement following the "Risk Factors" regarding the use of forward-looking statements.

We have no operating history, anticipate losses and may not be able to implement our business strategy.

     United Commercial Bank's proposed operations are subject to the risks inherent in establishing a new business and specifically to those of opening a new bank. Certain of these inherent risks, including the lack of an operating history, the anticipation of losses and the potential inability to implement business strategies, are discussed in more detail below.

     No operating history. Neither UCB Financial Group nor United Commercial Bank has any operating history on which to base any estimate of its future earnings prospects. UCB Financial Group was only recently formed, and United Commercial Bank will not receive regulatory approval to begin operations until after this offering is completed. Consequently, you will not have access to historical information that would be helpful in deciding whether to invest in UCB Financial Group.

     Anticipated losses. Typically, most new banks incur substantial start-up expenses, are not profitable in the first year of operation and, in some cases, are not profitable for several years. Additionally, many of United Commercial Bank's loans initially will be new loans to new borrowers. Accordingly, it will take several years to determine the borrowers' payment histories, and management may not be able to evaluate reliably the quality of the loan portfolio until that time. Our profitability will depend on United Commercial Bank's profitability, and we can give no assurance that United Commercial Bank will ever operate profitably. If we are ultimately unsuccessful, you may not recover all or any part of your investment in the common stock. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" (page
15).

     Potential inability to implement business strategies. We have developed a business plan that describes the strategy we intend to implement to achieve profitable operations. The strategy includes hiring and retaining experienced and qualified employees. If we cannot hire or retain qualified employees, or otherwise cannot implement our business strategy, we will be hampered in our ability to develop business and serve our customers, which could have an adverse effect on our financial performance. Even if we successfully implement this strategy, it may not have the favorable impact on operations that we anticipate. See "Proposed Business of UCB Financial Group and United Commercial Bank -- Business Strategy" (page 22).

Potential delay in opening may increase our accumulated deficit.

     Any delay in United Commercial Bank's opening for business will increase its pre-opening expenses and postpone its realization of potential revenues. Such a delay will cause our accumulated deficit to continue to increase as a result of continuing operating expenses such as salaries and other administrative expenses. Although we expect to receive all regulatory approvals and to open for business in the first quarter of 2002, we can give no assurance as to when, if at all, these events will occur.

We may dissolve and liquidate if regulatory conditions are not satisfied.

     Although we have applied for all regulatory approvals required to begin operations of the bank and shall apply for approval for UCB Financial Group to acquire the bank, we may not receive final approvals in a timely manner if at all. The closing of this offering is not conditioned upon our receiving final approval to begin business. If after the close of this offering, we do not receive final approval to start banking operations or we do not satisfy other regulatory requirements, we will solicit shareholder approval for dissolution and liquidation of UCB Financial Group under Georgia law. If UCB Financial Group is dissolved and liquidated, we will distribute to shareholders our net assets remaining after payment or provision for payment of all claims against UCB Financial Group. Shareholders will receive only a portion, if any, of their original investment because we will have used the proceeds of the offering to pay all expenses and capital costs incurred by UCB Financial Group. These expenses would include the expenses of the offering, the organizational and pre-opening expenses of UCB Financial Group and United Commercial Bank and the claims of creditors.

Changes in our key personnel or directors may have an adverse effect on our success.

     Mr. Ronnie L. Austin is important to our success and if he leaves his position with UCB Financial Group or United Commercial Bank, our financial condition and results of operations may be adversely affected. Mr. Austin has been instrumental in our organization and will be the key management official in charge of daily business operations. Additionally, our directors' community involvement, diverse backgrounds and extensive local business relationships are important to our success. If the composition of our board of directors changes materially, our growth could be adversely affected. See "Management" (page 28).

Industry competition may have an adverse effect on our success.

     The banking business is highly competitive. Our profitability will depend on our ability to compete successfully. United Commercial Bank will compete with numerous other lenders and deposit-takers, including other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. We will compete primarily with other financial institutions in our primary service area, but may also compete with internet banks and financial institutions located throughout the United States for products such as large certificates of deposit. All of our competitors actively solicit business from residents of Fulton County. Some of these institutions are not subject to the same degree of regulation as we will be and have greater resources than will be available to us. See "Proposed Business of UCB Financial Group and United Commercial Bank-- Market Opportunities--Competition" (page 20).

Unanticipated changes in interest rates may have an adverse effect on our net interest income.

     United Commercial Bank's operations will depend substantially on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities, such as deposits and borrowings. An increase or decrease in interest rates could have a material adverse effect on the bank's net income, capital and liquidity. United Commercial Bank's earnings and net interest income will be affected by changes in market interest rates and other economic factors beyond its control. While we intend to take measures to guard against interest rate risk, these measures may not be effective in minimizing the exposure to interest rate risk. Also, United Commercial Bank's results of operations will be affected by credit policies of monetary authorities, particularly the Board of Governors of the Federal Reserve System and other fiscal authorities. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations--Liquidity and Interest Rate Sensitivity" (page
16).

Potential adverse effect of unpredictable economic conditions may have an adverse effect on our success.

     The majority of United Commercial Bank's borrowers and depositors will be businesses and individuals located and doing business in our primary service area. United Commercial Bank's success will therefore depend on the general economic conditions in our primary service area, which management cannot predict with certainty. Factors that adversely affect the economy in our area could adversely affect United Commercial Bank's performance. For example, an adverse change in the local economy would make it more difficult for borrowers to repay their loans, which could lead to loan losses for United Commercial Bank. See "Proposed Business of UCB Financial Group and United Commercial Bank" (page 18).

Low lending limits may limit our ability to grow.

     At least during its first years of operations, United Commercial Bank's legally mandated lending limits will be lower than those of many of its competitors because it will initially have less capital than many of its competitors. Our lower lending limits may discourage potential borrowers who have lending needs that exceed our limits and this may restrict our ability to grow. We will try to serve the needs of these borrowers by selling loan participations to other institutions, but this strategy may not succeed. See "Proposed Business of UCB Financial Group and United Commercial Bank--Lending Services-Lending Limits" (page 24).

Our ability to pay dividends is limited.

     UCB Financial Group does not plan to pay dividends in the foreseeable future. UCB Financial Group will initially have no source of income other than dividends that it receives from United Commercial Bank. Our ability to pay dividends to you will therefore depend on United Commercial Bank's ability to pay dividends to UCB Financial Group. Bank holding companies and state banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for UCB Financial Group and United Commercial Bank to retain and build capital, it will be the policy of each of their Boards of Directors to reinvest earnings for the period of time necessary to help support the success of their operations. Our future dividend policy will depend on our earnings, capital requirements, financial condition and other factors that the Boards of Directors of UCB Financial Group and United Commercial Bank consider relevant. We can give no assurance that dividends will ever be paid. See "Dividends" (page 15).

The offering price was arbitrarily determined and therefore may not be indicative of resale value.

     Because we were only recently formed and United Commercial Bank is in the process of being organized, the offering price of $10.00 per share could not be set with reference to historical measures of UCB Financial Group's financial performance. Therefore, the offering price was determined arbitrarily by the organizers. We did not retain an independent investment banking firm to assist in determining the offering price. Shareholders may not be able to resell the common stock for the offering price or any other amount. See "The Offering" (page 9).

It is unlikely that an active trading market will develop and you could have difficulty in selling your shares.

     Prior to the offering there has been no public trading market for UCB Financial Group's common stock, and an active trading market is not likely to develop after the offering. If an active trading market does not develop, you may not be able to sell your shares at or above the price at which these shares are being offered to the public. You should consider carefully the limited liquidity of your investment before purchasing any shares of common stock.

Governmental regulation may adversely affect our ability to succeed.

     Bank holding companies and banks are subject to extensive state and federal government supervision and regulation. Existing state and federal banking laws and regulations subject us to substantial limitations relating to making loans, purchasing securities, paying dividends and many other aspects of our banking business, and therefore may affect our ability to achieve profitability and to grow. Many of these laws and regulations are intended to protect depositors, the public, and the FDIC, not shareholders. In addition, the burden imposed by federal and state laws and regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Applicable laws, regulations, interpretations and enforcement policies have been subject to significant, and sometimes retroactively applied, changes in recent years, and may be subject to significant future changes. Future legislation or government policy may adversely affect the banking industry, our operations and our shareholders. See "Supervision and Regulation" (page 40).

It may be difficult to raise additional capital, if needed, and this may affect our ability to succeed.

     United Commercial Bank and UCB Financial Group can give no guarantee that the proceeds raised in this offering will be sufficient to meet their organizational needs. The board of directors may determine from time to time that we need to obtain additional capital through the issuance of additional shares of common stock or other securities. We can give no assurance that we will be able to access the capital markets in the future to obtain this additional capital or that any newly issued shares will be sold at prices or on terms better than or equal to those you receive in this offering. In addition, a future issuance of common stock could dilute your ownership interests in UCB Financial Group.

Our directors and officers will be able to exercise significant control over our management and affairs which could limit the influence of other shareholders.

     After the offering, we anticipate that our directors and executive officers will directly or indirectly own at least 155,000 shares, representing approximately 15.5% of the minimum and 12.9% of the maximum number of shares to be sold in this offering. As a result, our directors and executive officers will be able to exercise significant control over UCB Financial Group's management and affairs. See "Description of Capital Stock of UCB Financial Group" (page 38) and "Important Provisions of the Articles of Incorporation and Bylaws" (page 38).

             Cautionary statement about forward-looking statements

     Certain statements in this prospectus under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and "Proposed Business of UCB Financial Group and United Commercial Bank" and elsewhere in this prospectus may contain "forward-looking" statements, as that term is defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, statements about the competitiveness of the banking industry, potential regulatory obligations, UCB Financial Group's strategies and other statements that are not historical facts. When used in this prospectus, the words "anticipate," "believe," "estimate" and similar expressions generally identify forward-looking statements. The forward-looking statements contained in this prospectus are qualified by the risk factors listed below and provided pursuant to the provisions of the Private Securities Litigation Reform Act and with the intention of obtaining the benefits of the "safe harbor" provisions of this act. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These factors include, among other things:

          .    risks associated with starting a new business;
          .    a potential delay in beginning operations;
          .    a risk that UCB Financial Group will be dissolved if regulatory conditions are not satisfied;
          .    our dependence on our directors and key personnel;
          .    the potential adverse effect of competition;
          .    interest rate risks;
          .    the potential adverse effect of unpredictable economic
               conditions;
          .    potential limitations on our growth resulting from low lending limits; and
          .    other factors discussed under "Risk Factors."

                                 The offering

Minimum/maximum

     UCB Financial Group is offering a minimum of 1,000,000 shares and a maximum of 1,200,000 shares of its common stock for a price of $10.00 per share, for a total minimum price of $10,000,000 and a total maximum price of $12,000,000.
The minimum purchase for any investor is 500 shares of common stock, unless UCB Financial Group, in its sole discretion, accepts a subscription for a lesser number of shares. The maximum purchase for any investor is 49,999 shares of common stock, unless UCB Financial Group, in its sole discretion, accepts a subscription for a greater number of shares.

Organizer subscriptions

     The organizers of UCB Financial Group intend to purchase a total of 155,000 shares of common stock in this offering. This represents approximately 15.5% of the minimum and 12.9% of the maximum number of shares to be sold in this offering. The organizers may acquire additional shares of stock up to a maximum aggregate number for all organizers of 400,000 shares (40% of the minimum and 30% of the maximum number of shares to be sold) subject to the discretion of the remaining organizers and the approval of the Georgia Department of Banking and Finance.

     Each organizer shall be granted for each share purchased one warrant to purchase an additional share at an exercise price of $10 per share. See "Executive Compensation - Warrants for Organizers" (page 35).

Offering period

     The offering period for the shares will end when all of the shares of the common stock are sold or 5:00 p.m., Eastern standard time, on May 24, 2002, whichever occurs first. We may extend this date at our discretion for additional periods not exceeding a total of 180 days (i.e., November 22, 2002). We will promptly notify subscribers of any extensions. The date on which this offering ends plus any extension is referred to in this prospectus as the "expiration date."

     We also reserve the right to end the offering at any time after 1,000,000 shares have been subscribed if we determine that the total amount of subscriptions will provide adequate capitalization for UCB Financial Group after payment of expenses.

How to subscribe

     To subscribe, complete the attached subscription agreement and return it to UCB Financial Group along with a check in the amount of $10.00 multiplied by the number of shares subscribed. All checks should be payable to "The Bankers Bank - Escrow Account for UCB Financial Group". All subscriptions will be irrevocable and binding.

Company discretion

     We reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the expiration date. We will notify all subscribers within twenty (20) business days after the expiration date whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will also return the unaccepted portion of the subscription funds, without interest.

Escrow

     We will promptly deposit all subscription proceeds in an escrow account with our escrow agent, The Banker's Bank of Atlanta, located in Atlanta, Georgia. The escrow agent will invest the subscription proceeds in short-term United States government securities, or interest bearing accounts offered by the escrow agent, or in other short-term investments as we may agree upon with the escrow agent. The escrow agent has not investigated the desirability or advisability of an investment in UCB Financial Group, and has not approved, endorsed or passed upon the merits of the common stock.

Release from escrow

     The escrow agent will release the subscription proceeds to us when all of the following events have occurred:

          . we have received subscriptions and subscription proceeds for a total of at least 1,000,000 shares of common stock;

          . the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance have approved UCB

               Financial Group's application to become a bank holding company;
               and

          . the Georgia Department of Banking and Finance and the FDIC have preliminarily approved United Commercial Bank's application to operate as a state chartered bank with FDIC insurance of its deposits.

If the above conditions are met, we may instruct the escrow agent to release to us the subscription proceeds. We will not deposit in the escrow account any subscription proceeds we receive after the above conditions are met but before this offering ends. Instead, those funds will be available for our immediate use.

     If we do not meet the conditions to release the funds from the escrow account by the expiration date then the escrow agent will return the subscription agreements and the full amount of all subscription funds, without interest, to subscribers within ten business days after the expiration date.

     Although we have applied for all regulatory approvals required to begin operations, we may not receive final approvals in a timely manner, if at all. The closing of this offering is not conditioned upon our receiving final approval to doing business. If after the close of this offering, we do not receive final approval to start banking operations or we do not satisfy other regulatory requirements, we will solicit shareholder approval for dissolution and liquidation of UCB Financial Group under Georgia law. If UCB Financial Group is dissolved and liquidated, we will distribute to shareholders our net assets remaining after payment or provision for payment of all claims against
UCB Financial Group   Shareholders will receive only a portion, if any, of their original investment because we will have used the proceeds of the offering to pay all expenses and capital costs incurred by UCB Financial Group. These expenses would include the expenses of the offering, the organizational and pre-opening expenses of UCB Financial Group and United Commercial Bank and the claims of creditors.

                             Plan of distribution

     UCB Financial Group's organizers will offer and sell the common stock on a best efforts basis without compensation. We may find it desirable to utilize the services of brokers and/or dealers to sell the common stock. However, we have no present arrangements with any brokers or dealers relating to this offering. If we use brokers or dealers, they would sell the common stock on a best efforts basis, and we would pay them a commission based on the shares sold by them. We do not expect that sales of common stock through brokers or dealers will comprise a major part of this offering.

Use of proceeds

     We estimate that the minimum net proceeds of the offering to UCB Financial Group will be $10 million and the maximum will be $12 million. The table below illustrates how we intend to use the net proceeds of this offering.

                                                       Minimum         Maximum
                                                       -------         -------


Repay amounts drawn on line of credit used to      $   383,500    $    383,500
pay organizational expenses (net of income)

Working capital                                      9,616,500      11,616,500
                                                   -----------    ------------


                                 TOTAL:            $10,000,000    $ 12,000,000
                                                   ===========    ============

     On April 24, 2001, the organizing partnership, United Commercial Bank Organizing Group, LLP, of which the organizers are partners, signed a promissory note for a line of credit of $500,000 with the Bankers Bank of Atlanta and on October 11, 2001, amended the promissory note to increase the line of credit to $750,000. Such line of credit is guaranteed by each organizer. As of November 19, 2001, UCB Commercial Bank Organizing Group, LLP had drawn $500,000 under this line of credit and had used these funds to pay organizational and pre-opening expenses. UCB Financial Group will contribute up to $10 million of its working capital, less net amounts used to pay expenses of this offering and the organization of the bank, to United Commercial Bank as capital when United Commercial Bank receives final regulatory approval. Any amounts received pursuant to this offering which exceed $10 million, after repaying the line of credit and deducting expenses of this offering and the organization of the bank, will be held by UCB Financial Group for working capital and for future investments. UCB Financial Group estimates that its total organizational expenses shall be $541,000 and its pre-opening income shall be $157,500 so that the net organizational expenses shall be $383,500.

     UCB Financial Group's offering expenses will consist primarily of registration fees and legal, consulting, accounting, and printing expenses. UCB Financial Group will use its working capital initially for liquidity and thereafter for expansion and for general purposes such as payment of operating expenses, the provision of additional capital for United Commercial Bank or the purchase of certificates of deposit from United Commercial Bank, if necessary or deemed desirable by UCB Financial Group.

     After United Commercial Bank receives the necessary regulatory approvals, UCB Financial Group will repay amounts drawn on the line of credit used to pay organizational expenses and purchase all of United Commercial Bank's common stock for $9,616,500. United Commercial Bank intends to use these proceeds for the following purposes:


Furniture, fixtures and equipment for United Commercial
Bank's main office                                             $   268,171

Funds to be used for loans to customers, for investments
and for other general purposes                                 $ 9,348,329
                                                               -----------

                                        Total                  $ 9,616,500
                                                               ===========

         We estimate that United Commercial Bank's organizational expenses will be $541,000 as follows:

                Attorney Fees                      $   45,000
                Consulting Fees                    $  155,000
                Pre-Opening Salaries               $  290,000
                Application and
                  Investigation Fees               $   17,000
                Other Expenses                     $   34,000
                                                   ----------
                Total                              $  541,000
                                                   ==========

Until we apply the net proceeds of this offering to the specific purposes described above, we plan to invest them in short-term, investment-grade securities, federal funds, certificates of deposit or guaranteed obligations of the United States government. We anticipate earning $157,500 in pre-opening interest income on these investments which will be used to offset the organizational expenses.

                                Capitalization

     The following table shows its pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of a minimum of 1,000,000 shares and a maximum of 1,200,000 shares of common stock in this offering.

     Ronnie L. Austin purchased five shares of common stock upon UCB Financial Group's incorporation. UCB Financial Group will redeem these shares for $50.00, which is the price Mr. Austin paid for the five shares.

                                          Actual       Minimum      Maximum
    Shareholders' Equity                             As Adjusted  As Adjusted
    --------------------                ---------    -----------  -----------
Common stock, no par value; 10,000,000
shares authorized; 5 shares issued
($10.00 each) and outstanding;
1,000,000 and 1,200,000 shares,
respectively, issued
($10.00 each) and outstanding as
adjusted                                 $       50  $10,000,000   $12,000,000
                                          ($368,139)   ($383,500)*   ($383,500)*
Accumulated deficit                       ---------   ----------    ----------
                                         $ (368,089) $ 9,616,500   $11,616,500
Total shareholders' equity                =========   ==========    ==========
                                         $  (73,618) $      9.61   $      9.68
Book value per share                      =========   ==========    ==========


_____________________________

* The "As Adjusted" accumulated deficit results from estimated pre-opening expenses of $541,000 which we expect to incur through March 29, 2001, United Commercial Bank's target opening date, less pre-opening income estimated at $157,500. Actual pre-opening expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders' equity.

                                   Dividends

     UCB Financial Group does not plan to pay dividends in the foreseeable future. UCB Financial Group will initially have no source of income other than dividends that United Commercial Bank pays to it. UCB Financial Group's ability to pay dividends to its shareholders will therefore depend on United Commercial Bank's ability to pay dividends to UCB Financial Group. Bank holding companies and state chartered banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for UCB Financial Group and United Commercial Bank to retain and build capital, it will be the policy of each of their Boards of Directors to reinvest earnings for the period of time necessary to help support the success of their operations. As a result, we do not plan to pay dividends in the foreseeable future, if at all. Our future dividend policy will depend on our earnings, capital requirements, financial condition and other factors that the Boards of Directors of UCB Financial Group and United Commercial Bank consider relevant.

     Additionally, regulatory authorities may determine, under certain circumstances relating to the financial condition of United Commercial Bank or UCB Financial Group, that the payment of dividends would be an unsafe or unsound practice and prohibit dividend payments. See "Supervision and RegulationB Payment of Dividends."

               Management's discussion and analysis of financial
                        condition and plan of operations

     UCB Financial Group's financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of its financial condition. See "Index to Financial Statements."

     UCB Financial Group was organized on October 23, 2001, to serve as a holding company for a proposed state chartered bank. Since it was organized, the main activities of UCB Financial Group have been centered on seeking, interviewing and selecting its directors and officers, applying for a State of Georgia bank charter, applying for FDIC deposit insurance, preparing to apply to become a bank holding company and raising equity capital through this offering.

     UCB Financial Group's operations from its inception through the close of the offering have been and will continue to be funded through a line of credit from The Banker's Bank of Atlanta. The total amount available on the line of credit is $750,000, of which approximately $405,000 was outstanding at September 30, 2001. This loan bears interest at the prime rate minus one percent (1%), and is due on April 24, 2002. UCB Financial Group plans to repay the line of credit after the closing of this offering.

     From inception through September 30, 2001, UCB Financial Group's net loss amounted to $368,089. The estimated net loss for the period from inception through March 29, 2001, the anticipated opening date of United Commercial Bank, is $541,000, which is attributable to the following estimated noninterest expenses:

          Legal fees.........................................  $ 45,000
          Consulting fees....................................  $155,000
          Pre-opening salaries...............................  $290,000
          Application, investigation, and registration fees..  $ 17,000
          Temporary office expenses..........................  $ 29,000
          Travel, printing, site fees, moving and misc.......  $  5,000
                                                               --------

          TOTAL:                                               $541,000
                                                               ========

     On June 1, 2001, the organizing partnership, United Commercial Bank Organizing Group, LLP, of which the organizers are partners executed a lease agreement for the office space in which the bank will be located. The office is in Suite 200 of the 5660 New Northside Drive building. This is a 14-story first class office building. The bank will have 4,117 rentable square feet located on the second floor of the building. The lease term is for five years with an option to renew for an additional five years at the then market rental rate for the premises. The initial term is scheduled to commence on November 1, 2001, and expire on October 31, 2006, but these dates may be adjusted to reflect a delay in the construction of the premises beyond the commencement date. The base rental rates for the initial term are as follows:

          ---------------------------------------------------------------------
               Rental        Annual Base        Annual Base       Monthly Base
               Period         Rental/RSF           Rental            Rental
          ---------------------------------------------------------------------

          ---------------------------------------------------------------------
          Lease Year 1          $23.00           $ 94,691.04         $7,890.92
          ---------------------------------------------------------------------
          Lease Year 2          $23.58           $ 97,078.92         $8,089.91
          ---------------------------------------------------------------------
          Lease Year 3          $24.17           $ 99,507.96         $8,292.33
          ---------------------------------------------------------------------
          Lease Year 4          $24.77           $101,978.16         $8,498.18
          ---------------------------------------------------------------------
          Lease Year 5          $25.39           $104,530.68         $8,710.89
          ---------------------------------------------------------------------

In addition, the bank shall pay a portion of the increase in operating expenses of the building and its common areas, as well as a portion of any increase in real estate taxes over the operating expenses and taxes in the year 2001. The proportion for the bank is based on its proportionate share of the rentable square footage of the building.

     The organizing group has made a cash security deposit of $15,781.84 which is to be refunded after the lease expires if there are no defective conditions which are left unrepaired by the bank other than normal wear and tear. In addition, the organizing group has obtained and is required to maintain throughout the term of the lease as a security against the bank's default under the lease, an irrevocable, standby letter of credit in favor of the landlord from a lending institution acceptable to the landlord. The initial letter of credit shall be in the amount of $132,056.50 and shall be replaced after the landlord completes the construction of the premises with a similar letter of credit with a credit limit equal to the sum of $23,672.76 (three (3) months base rental in the first year of the lease) and the entire amount of the landlord's cost in constructing the premises.

     The organizing group shall assign the lease to the bank when it is capitalized. The bank shall be required to provide a similar letter of credit as security for the lease until such time as the bank delivers to the landlord audited financial statements which show that the bank has a net worth of at least $10,000,000 with a positive cash flow.

     Under the lease, the bank is allowed to install and maintain one ATM on the second floor of the building. The landlord shall designate ten spaces in the parking facility of the building as being spaces reserved for the exclusive use of the bank's customers.

     The bank's premises shall contain a reception area, three customer service desks, four offices, including a closing office, a board room, break area and a vault.

Liquidity and interest rate sensitivity

     Since UCB Financial Group has been in the organizational stage, there are no results to present concerning liquidity and interest rate sensitivity at this time. Nevertheless, once United

Commercial Bank starts operations, net interest income, UCB Financial Group's primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these margin swings, we intend to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly the same amounts at approximately the same time intervals. Imbalance in these repricing opportunities at any point in time constitutes interest rate sensitivity.

     Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in response to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to manage actively rate sensitive assets and liabilities to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize United Commercial Bank's overall interest rate risk.

     We will regularly evaluate the asset mix of the balance sheet in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the balance sheet's liability mix, we plan to focus on expanding United Commercial Bank's deposit base and other sources of funds.

     As United Commercial Bank continues to grow, we will continuously structure its rate sensitivity position to best hedge against rapidly rising or falling interest rates. This strategy will include anticipating future interest rate movements.

     Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We can obtain these funds by converting assets to cash or by attracting new deposits. United Commercial Bank's ability to maintain and increase deposits will serve as its primary source of liquidity.

     Other than the offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in UCB Financial Group's liquidity increasing or decreasing in any material way in the foreseeable future.

Capital adequacy

     There are now two primary measures of capital adequacy for banks and bank holding companies: risk-based capital guidelines and the leverage ratio.

     The risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two "tiers." Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative (bank holding companies only) perpetual preferred stock and minority interests. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of tier 1 capital.

     The second measure of capital adequacy, implemented by federal bank regulatory authorities, relates to the leverage ratio. The leverage ratio is computed by dividing tier 1 capital into total assets. In the case of United Commercial Bank and other banks that have not received the highest regulatory rating by their primary regulator, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1% to 2%, depending upon risk profiles and other factors.

     The Board of Governors of the Federal Reserve System and the FDIC recently established a rule that adds a measure of interest rate risk to the determination of supervisory capital adequacy. In connection with this new rule, the agencies have also proposed a measurement process to measure interest rate risk. Under this proposal, all items on the balance sheet, as well as off-balance sheet items, would be reported according to maturity, repricing dates and cash flow characteristics. The bank would then multiply its reporting position by duration-based risk factors that weigh its position according to rate sensitivity. The appropriate supervisory agency would assess capital adequacy using this net risk weighted position. The objective of this complex proposal is to determine a bank's sensitivity to various rising and falling interest rate scenarios.

     We believe that the net proceeds of the offering will satisfy our cash requirements for at least the five-year period following the opening of United Commercial Bank. Accordingly, we do not anticipate that it will be necessary to raise additional funds to operate UCB Financial Group or United Commercial Bank over the next five years. For additional information about planned expenditures, see "Use of Proceeds." For additional information about our plan of operations, see "Proposed Business of UCB Financial Group and United Commercial Bank" and "Management."

                   Proposed business of UCB Financial Group
                          and United Commercial Bank

Background

     UCB Financial Group. UCB Financial Group was incorporated as a Georgia corporation on October 23, 2001, to serve as a bank holding company for United Commercial Bank. UCB Financial Group plans to use up to a maximum of $9,616,500 of the net proceeds of this offering to capitalize United Commercial Bank. In return, United Commercial Bank will issue all of its common stock to UCB Financial Group, and UCB Financial Group will be United Commercial Bank's sole shareholder. UCB Financial Group shall apply to the Georgia Department of Banking and Finance and to the Federal Reserve Bank of Atlanta for prior approval to capitalize United Commercial Bank after United Commercial Bank has been given preliminary approvals by the Georgia Banking Department and the FDIC to organize as a state chartered bank with FDIC insured deposits. If these agencies grant the necessary approvals, upon its purchase of United Commercial Bank's common stock, UCB Financial Group will become a bank holding company within the meaning of the Bank Holding Company Act of 1956, as currently in effect, and the Georgia Bank Holding Company Act. See "Supervision and Regulation--General."

     UCB Financial Group has been organized to make it easier for United Commercial Bank to serve its future customers. The holding company structure will provide flexibility for expansion of UCB Financial Group's banking business through the possible acquisition of other financial institutions and the provision of additional capital and banking-related services that are permissible for bank holding companies and for state chartered banks. A holding company structure will make it easier to raise capital for United Commercial Bank because UCB Financial Group will be able to issue securities without the need for prior banking regulatory approval and the proceeds of any debt securities issued by UCB Financial Group can be invested in United Commercial Bank as primary capital.

     United Commercial Bank. The organizers filed applications on behalf of United Commercial Bank with the Georgia Department of Banking and Finance and with the FDIC on June 8, 2001, for authority to organize as a state chartered bank with federally insured deposits. United Commercial Bank will not be authorized to conduct its banking business until it obtains a charter from the Georgia Department of Banking and Finance and receives permission to being a banking business. The issuance of the charter will depend, among other things, upon United Commercial Bank's receiving at least $9,616,500 in capital from UCB Financial Group and upon compliance with other standard conditions expected to be imposed by the FDIC and the Georgia Department of Banking and Finance. These conditions are generally designed to familiarize United Commercial Bank with certain operating requirements and to prepare it to begin business. The Georgia Department of Banking and Finance requires that a new Georgia bank open for business within 24 months after receipt of preliminary approval from the Georgia Department of Banking and Finance. United Commercial Bank's application to the Georgia Department of Banking and Finance to form a bank is pending, and its application to the FDIC for deposit insurance also is pending.

Market opportunities

     Primary service area. Most of United Commercial Bank's potential customers reside within a three-mile radius of its northwest Fulton County office at the intersection of Northside Drive and I-285, which is our primary service area. Our secondary service area shall be a corridor one-mile wide north of I-285 between I-75 and I-85. Current projections indicate that the population in the primary service area will reach 62,234 by 2006.

     Economic and demographic factors. The population of the primary service area in the year 2001 is 58,665 which represents a 21.5% growth since 1990. The area contains 28,682 households and the estimated average household income level is $123,174. White collar occupations constitute 82.8% of the workers in this area as of 1990. Twenty-three and one-half percent (23.5%) of the population are in the "Executive and Managerial" occupational category as of 1990.

     Within the bank's primary service area there are 4,585 businesses most of which are small- to medium-size. Within a five-mile radius there are 13,696 businesses and within ten (10) miles, 50,055 businesses.

     Bank site. United Commercial Bank will be located at 5660 New Northside Drive, Suite 200, Atlanta, Georgia 30328, which is at the intersection of Northside Drive and I-285. We selected the site because of its proximity to a large number of businesses in the northwest Fulton County/east Cobb County market.

     Competition. The banking business is highly competitive. United Commercial Bank will compete with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in the primary service area. According to the FDIC's records as of June 30, 2000, the five-mile radius surrounding United Commercial Bank's location is currently served by 12 financial institutions with a total of 22 branches and the 15-mile radius surrounding United Commercial Bank is currently served by 13 financial institutions with a total of 43 branches. Bank of America (formerly NationsBank), with 6 branches in the five-mile radius and 13 branches in the 15-mile radius of United Commercial Bank, has the largest presence. Its branches control 25.9% of the $618,551 million in deposits in the 15-mile radius of United Commercial Bank. Once the First Union National Bank/Wachovia merger is consummated, the resulting institution will also have a significant presence with four branches in the five-mile radius and seven branches in the 15-mile radius, and 17.67% of the total deposits in the 15-mile radius of United Commercial Bank.

     The large national and regional banks tend to market their products to the masses and to large companies, resulting in a reduction in personal service. We believe that we will be able to effectively compete with these regional banks in our market area by emphasizing personal service to small- and medium-size businesses. Currently, the area has a few small community banks and these banks also cater to individual consumer customers. We believe we can compete effectively with them for the small- to medium-size businesses since this will be our primary market.

     A listing of all financial institutions located within a 15-mile radius of the bank, their addresses, their distances from United Commercial Bank, and their deposits as of June 30, 2000 (estimated) is shown in the table below:

----------------------------------------------------------------------------------------------------
            EXISTING FINANCIAL INSTITUTION OFFICES WITHIN A 15-MILE RADIUS OF THE BANK
----------------------------------------------------------------------------------------------------
NAME AND ADDRESS OF OFFICE                                  DISTANCE & DIRECTION           DEPOSITS
                                                                 FROM BANK                  6/30/00
                                                                                             ($000)
                                                                                              Est.
----------------------------------------------------------------------------------------------------
Bank of America, National Association Branches
3030 Windy Hill Road SE, Atlanta, Georgia 30067                4.8 mi. W.                    72,467
2501 Windy Hill Road SE, Atlanta, Georgia 30067               4.2 mi. S.W.                   37,605
1122 Powers Ferry Road SE, Atlanta, Georgia 30067             7.1 mi. N.W.                   14,378
1280 West Paces Ferry Road NW, Atlanta, Georgia 30327           6.1mi. S.                    44,823
3370 Northside Parkway NW, Atlanta, Georgia 30327              5.7 mi. S.                         0
6075 Roswell Road NE, Atlanta, Georgia 30328                  3.8 mi. N.E.                   94,761
227 Sandy Springs Place NE, Suite 140, Atlanta, Georgia
30328                                                          4.0 mi. N.E                    2,388
2 Concourse Parkway NE, Suite 140, Atlanta,
 Georgia 30328                                                 7.0 mi. E.                    19,851
7385 Roswell Road NE, Atlanta, Georgia 30328                  6.4 mi. N.E.                   19,573
3057 Akers Mill Road SE, Atlanta, Georgia 30339               1.6 mi. S.W.                  242,011
3300 Cobb Parkway, Kroger Store, Atlanta,
 Georgia 30339                                                3.9 mi. S.W.                   16,809
4492 Roswell Road NE, Atlanta, Georgia 30342                  10.5 mi. N.E.                  39,365
4920 Roswell Road NE, Atlanta, Georgia 30342                  10.8 mi. N.E.                  14,820
----------------------------------------------------------------------------------------------------
The Bankers Bank Branch
2410 Paces Ferry Road, Atlanta, Georgia 30339                 4.1 mi. S.W.                  133,241
----------------------------------------------------------------------------------------------------
Charter Bank & Trust Company Branches
1920 Powers Ferry Road, Atlanta, Georgia 30067                2.0 mi. S.W.                   19,551
4401 Northside Parkway NW, Ste. 150, Atlanta,                 4.6 mi. S.W.                    9,960
 Georgia 30327
----------------------------------------------------------------------------------------------------
Ebank Branch
2410 Paces Ferry Road, Suite 190, Atlanta,                    4.1 mi. S.W.                   62,298
 Georgia 30339
----------------------------------------------------------------------------------------------------
Fidelity National Bank Branches
1371 Powers Ferry Road SE, Atlanta, Georgia
 30062                                                        7.1 mi. N.W.                   40,122
225 Sandy Springs Circle, NE, Atlanta, Georgia
 30328                                                        4.3 mi. N.E.                   54,722
----------------------------------------------------------------------------------------------------
First Security National Bank Branch
4241 Roswell Road, NE, Atlanta, Georgia 30342                 6.2 mi. S.E.                   15,119
----------------------------------------------------------------------------------------------------
First Union National Bank Branches
1547 Powers Ferry Road SE, Atlanta, Georgia
 30067                                                        5.7 mi. N.W.                   32,286
6344 Roswell Road NE, Atlanta, Georgia 30328                  4.3 mi. N.E.                   67,524
----------------------------------------------------------------------------------------------------
Guardian Savings and Loan Association Branch
227 Sandy Springs Place NE, Suite L, Atlanta,                 4.0 mi. N.E.                   14,692
 Georgia 30328
----------------------------------------------------------------------------------------------------
Regions Bank Branches
6637 Roswell Road NE, Atlanta, Georgia 30328                  4.8 mi. N.E.                  213,486
----------------------------------------------------------------------------------------------------
SouthTrust Bank Branches
1265 Powers Ferry Road SE, Atlanta, Georgia 30067             7.2 mi. N.W.                   29,440
3330 Northside Parkway NW, Atlanta, Georgia 30327              5.8 mi. S.                    40,723
280 Sandy Springs Circle NE, Atlanta, Georgia 30328           4.3 mi. N.E.                   74,487
----------------------------------------------------------------------------------------------------
Sun Trust Bank Branches
1380 Powers Ferry Road SE, Atlanta, Georgia 30067             6.3 mi. N.W.                   51,203
3300 Northside Parkway NW, Atlanta, Georgia 30327              5.9 mi. S.                   133,039
5898 Roswell Road NE, Atlanta, Georgia 30328                  15.0 mi. N.E.                  92,867
6615 Roswell Road NE, Atlanta, Georgia 30328                  4.7 mi. N.E.                    9,672
2755 Cumberland Parkway SE, Atlanta, Georgia 30339            4.9 mi. S.W.                  118,056
5550 New Northside Drive, Atlanta, Georgia 30327              0.3 mi. S.E.                   65,381
3700 Roswell Road NE, Atlanta, Georgia 30306                  10.2 mi. S.E.                  14,941
5671 Peachtree Dunwoody Road NE, Atlanta,
 Georgia 30342                                                 5.3 mi. E.                    12,792
933 A-Johnson Ferry Road NE, Atlanta, Georgia 30342            4.8 mi. E.                    47,588
----------------------------------------------------------------------------------------------------
Wachovia Bank Branches
2675 Windy Hill Road SE, Atlanta, Georgia 30067               3.8 mi. S.W.                   32,367
3393 Northside Parkway NW, Atlanta, Georgia 30327              5.8 mi. S.                    51,811
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
NAME AND ADDRESS OF OFFICE                                  DISTANCE & DIRECTION           DEPOSITS
                                                                 FROM BANK                  6/30/00
                                                                                             ($000)
                                                                                              Est.
----------------------------------------------------------------------------------------------------
6300 Roswell Road NE, Atlanta, Georgia 30328                   4.2 mi. N.E.                 175,463
4454 Roswell Road NE, Atlanta, Georgia 30305                  10.4 mi. N.E.                  55,078
960 Johnson Ferry Road NE, Atlanta, Georgia 30342              4.8 mi. E.                     5,483
----------------------------------------------------------------------------------------------------
United Americas Bank Branch
3789 Roswell Road NE, Atlanta, Georgia 30342                  10.4 mi. S.E.                   5,602
----------------------------------------------------------------------------------------------------

Sources: Deposit figures from the FDIC for June 30, 2000. Distance and direction from the proposed institution are from Mapquest.

Business strategy

          Management philosophy. While the banking field is currently dominated by several large institutions and many retail based smaller institutions, our research shows that the current banking environment is ripe for a new bank with a relatively unique business model. We intend to maintain a low overhead, highly efficient operating structure which will allow us to provide the highest level of services at very competitive costs to the customer.

          Strategic alliances will allow us to provide the customer with all of the "big bank" convenience and service while we maintain the "small bank" personal touch and close relationships. We believe we can successfully enter the market by offering small business banking services that focus on the specific needs of the small business owner/professional group. This differs from the current community bank in that we will not be inundated with the high volume, low profit retail segment of the business. This strategy will enable us to focus our efforts exclusively on a smaller number of business customers. We believe customers will find the competitive benefit of our products and services compelling enough that we will be able to build our customer base quickly and establish a solid market position. We intend to accomplish this by offering a set of products and services that meet customers needs better than any competitor through our unparalleled focus on this specific market. We will also create a high level of visibility and awareness for our services by a consistent and carefully targeted marketing strategy.

          It shall be the strategy of United Commercial Bank to be a sales organization, focusing on the sale of financial products, support products and services to the small and intermediate business customer in a quality, personal and professional manner. Our target market shall be the small and intermediate businesses, professional groups and high-income individuals. Our objectives are as follows:

               . to be a true business bank by providing a level of service to our customers, that equal or exceeds the service level afforded larger businesses and high-income individuals;
               . to provide the highest quality financial and financial-related products at a reasonable price;

               .    to provide these services at the business location, not the bank;
               .    to be extremely pro-active in the use of strategic
                    partnerships and relationships in providing superior
                    services;
               .    to maintain the overall asset quality of United Commercial
                    Bank;
               .    to achieve and maintain United Commercial Bank's
                    profitability;
               .    to achieve core deposit growth; and
               .    to maximize productivity.

     Operating strategy. In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop United Commercial Bank's image as a local bank with a business focus, we will employ the following operating strategies:

               .    Asset Quality - To maintain overall asset quality United
                    -------------
                    Commercial Bank will adhere to our loan policy and utilize our loan committee. It will follow an investment policy to produce a high quality investment portfolio and will obtain professional investment advice for this purpose.

               .    Profitability - To maintain overall bank profitability
                    -------------
                    United Commercial Bank will focus primarily on the small and intermediate business customer. With this focus, we intend to be profitable by providing superior products and services at a reasonable price. There will be less need for high cost locations. United Commercial Bank will be focused on delivering our services and products to our customer, not bringing them to the bank. There will be less need for excess personnel. United Commercial Bank will remain focused on the small business customers, eliminating the need for large layers of personnel to service the demand of the consumer. United Commercial Bank will eliminate the need for extended hours by focusing on technology and personal service to our customers. We intend to establish strategic alliances and partnerships. United Commercial Bank will focus on the use of partnerships and business alliances to obtain customers, as well as the generation of fee income without personnel cost. In addition, United Commercial Bank will focus on current, modern technology to streamline its operations, as well as product delivery and services.

               .    Deposit Growth - To achieve core deposit growth United
                    --------------
                    Commercial Bank will develop a sales program that will keep it at the top of the market area. We will emphasize servicing the customer's needs and will develop services and products to fulfill those needs. The staff will continue to be trained on proper sales techniques and cross selling to build multiple relationships. We intend to develop quality service standards that will be followed. United Commercial Bank will develop a formal marketing plan to schedule marketing and advertising goals and objectives.

               .    Productivity - To maximize productivity United Commercial
                    ------------
                    Bank will promote employee education programs to develop quality employees, promote a cross-training program to increase efficiency, conduct staff sessions on time management and how-to-work-smart vs. long hours and utilize computer systems capabilities to streamline operations. We will develop action plans to increase non-interest income along with increasing core deposit growth.

Lending services

     Lending policy. United Commercial Bank is being established to support its primary service area and its surrounding areas. Consequently, United Commercial Bank will aggressively seek creditworthy borrowers within a limited geographic area. United Commercial Bank's primary lending function will be to make commercial loans to small and intermediate businesses and professional concerns. In addition, United Commercial Bank plans to make real estate related loans, including construction loans for residential and commercial properties, and primary and secondary mortgage loans for the acquisition or improvement of personal residences. We project that consumer loans to individuals will comprise 10% of the portfolio, commercial loans to small and intermediate businesses will comprise 25% of the portfolio, and real estate related loans (including both consumer and commercial) will comprise 65% of the portfolio. Of the real estate related loans, we anticipate 80% to be commercial real estate loans and 20% to be residential real estate loans.

     Loan approval and review. United Commercial Bank is currently in the process of developing a comprehensive loan policy that will address the specific underwriting criteria for each loan category. United Commercial Bank's loan approval policies will provide for various levels of officer lending authority. When the total amount of loans to a single borrower exceeds that individual officer's lending authority, an officer with a higher lending limit or United Commercial Bank's loan committee will determine whether to approve the loan request. Initially, however, all loans regardless of amount will go to the loan committee. United Commercial Bank will not make a loan to its directors or executive officers unless the board of directors approves the loan and the terms of the loan are no more favorable than would be available to any other borrower.

     Lending limits. United Commercial Bank's lending activities will be subject to a variety of lending limits imposed by federal and state law. Differing limits apply in certain circumstances based on the type of loan or the nature of the borrower, including the borrower's relationship to United Commercial Bank. In general, however, United Commercial Bank will be able to lend any one borrower a maximum amount equal to either: (i) 15% of United Commercial Bank's capital and surplus; or (ii) 25% of its capital and surplus if the entire loan amount is secured by good collateral or other ample security. Based on the proposed capitalization of United Commercial Bank and its projected pre-opening expenses, United Commercial Bank's initial lending limit will be approximately $1,320,000 for loans not fully secured plus an additional $880,000, for a total of approximately $2,200,000, for loans that are secured by properly margined collateral. United Commercial Bank has not yet established any minimum or maximum loan limits other than the statutory lending limits described above. These limits will increase or decrease as United Commercial Bank's capital increases or decreases as a result of its earnings or losses, among other reasons. United Commercial Bank will need to sell loan participations to other financial institutions to meet the needs of customers requiring loans above these limits.

     Credit risks. The principal economic risk associated with each category of the loans that United Commercial Bank expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the services and retail market segments. Risks associated with real estate loans also include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and, in the case of commercial borrowers, the quality of the borrower's management. In addition, a commercial borrower's ability both to evaluate properly changes in the supply and demand characteristics affecting its markets for products and services and to respond effectively to such changes are significant factors in the creditworthiness of a commercial borrower. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees. The well-established banks in the primary service area are likely to make proportionately more loans to medium- to large-size businesses than United Commercial Bank.

     Real estate loans. United Commercial Bank will make commercial real estate loans, construction and development loans, and residential real estate loans in and around the primary and secondary market areas. These loans include certain commercial loans where United Commercial Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans. Interest rates may be fixed or adjustable. United Commercial Bank will generally charge an origination fee. We will attempt to reduce the credit risk of our commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the amount of the loan to the value of the collateral, established by independent appraisals, does not generally exceed 85%. In addition, we may require personal guarantees from the principal owners of the property backed with a review by United Commercial Bank's management of the personal financial statements of the principal owners.

     United Commercial Bank will compete for real estate loans with competitors that are well established in its market.

     United Commercial Bank may also originate mortgage loans for sale to institutional investors in the secondary market. United Commercial Bank intends to limit interest rate risk and credit risk on these loans by locking in the interest rate for each loan with the secondary market investor and receiving the investor's underwriting approval before making the loan.

     Commercial loans. We expect that loans for commercial purposes in various lines of businesses will be one of the primary components of United Commercial Bank's loan portfolio. The terms of these loans will vary by their purpose and by their underlying collateral, if any. United Commercial Bank will typically make equipment loans for a term of seven years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally will be secured by the financed equipment, and the ratio of the amount of the loan to the value of the financed equipment or other collateral will generally be 80% or less. Loans to support working capital will typically have terms of one year or less and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity.

     Consumer loans. United Commercial Bank does not intend that consumer loans will be a significant portion of its loan portfolio. However, it may make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit. We expect that the principal competitors for consumer loans will be the established banks in our markets.

     Lending officers. United Commercial Bank intends to hire a commercial lender in order to develop its loan portfolios. We expect that the lender will have experience in our markets and will be expected to bring substantial contacts to United Commercial Bank.

Investments

     In addition to loans, United Commercial Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The investment committee will review the investment portfolio on an ongoing basis to ensure that investments are profitable and conform to United Commercial Bank's policy set by the board of directors.

Asset and liability management

     United Commercial Bank intends to have its investment committee manage its assets and liabilities. This committee will strive to provide an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity, and adequate liquidity. The committee will conduct these management functions within the framework of written loan and investment policies that United Commercial Bank will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

Deposit services

     United Commercial Bank will seek to establish solid core deposits especially from small- to medium-size businesses, including checking accounts, money market accounts, a variety of certificates of deposit and IRA accounts. To attract deposits, United Commercial Bank will employ an aggressive marketing plan for our market, and will feature a broad product line and competitive services. The primary sources of deposits will be businesses and their employees located within five miles of our location. United Commercial Bank plans to obtain these deposits primarily through personal solicitation by its officers and directors, direct mail solicitations, radio advertisements during peak driving times, and advertisements published in the local media. It plans to generate deposits by offering a broad array of competitively priced deposit services, including demand deposits, regular savings accounts, money market deposits, certificates of deposit, retirement accounts and other legally permitted deposit or funds transfer services that may be offered to remain competitive in the market.

Other banking services

     United Commercial Bank intends to provide traveler's checks, direct deposit of payroll and social security checks, and automatic transfers for various accounts. United Commercial Bank also plans to become associated with a shared network of automated teller machines that bank customers will be able to use throughout Georgia and other regions. We plan to offer MasterCard(R) and VISA(R) credit card services through a correspondent bank as an agent for United Commercial Bank. United Commercial Bank does not plan to exercise trust powers during its initial years of operation. In the future it may offer a full-service trust department, but cannot do so without the prior approval of the Georgia Department of Banking and Finance.

Marketing and advertising

     United Commercial Bank's target customers will be the small- to medium-size businesses and their employees located within twenty-five miles of its location. We intend to develop a niche in providing banking services to these customers. We plan to use a targeted marketing approach through local newspapers, radio advertisements during peak driving times, direct mail campaigns, and television spots as necessary. Additionally, we plan to sponsor community activities on an active, ongoing basis.

Employees

     United Commercial Bank expects to have approximately eight employees when it opens for business. UCB Financial Group does not expect to have any employees who are not also employees of United Commercial Bank.

     Ronnie L. Austin is the President and Chief Executive Officer of UCB Financial Group and will be the President and Chief Executive Officer of United Commercial Bank. Mr. Austin has over 32 years of banking experience, including years as a bank President and Chief Executive Officer. Edward Cooney is the Executive Vice President and Chief Financial Officer of UCB Financial Group and will have the same offices in United Commercial Bank in addition to being the Senior Lender. UCB Financial Group and United Commercial Bank are currently in the process of identifying and interviewing candidates for other key employment positions.

Facilities

     United Commercial Bank will be located at 5660 New Northside Drive, Suite 200, Atlanta, Georgia 30328, which lies within Fulton County. The facility consists of approximately 4,117 square feet and will include three (3) sit-down teller spaces and four (4) offices. Space has been allocated for a walk-in vault and safe deposit boxes, but the bank will open with a safe for cash on the premises. The entrance foyer will house a combination reception/secretary/customer service representative space and reception area. Operations will be housed in a small area behind the customer service representative/teller area.

     United Commercial Bank's proposed location offers high visibility in an area with significant traffic, and is located within the main shopping and retail area in our market.

                                  Management

Proposed executive officers and directors of UCB Financial Group and United Commercial Bank

     The following table sets forth, the initial proposed directors and officers of both UCB Financial Group and United Commercial Bank:

          .  their names, addresses, and ages at November 19, 2001;
          . their positions held with UCB Financial Group and to be held with United Commercial Bank;
          .  their principal occupations;
          . the number of shares of common stock they intend to purchase in the offering; and
          . the percentage of the minimum number of 1,000,000 shares and the maximum number of 1,200,000 shares that such number will represent.

                                                                              Minimum/
                                         Position(s)                          Maximum
                                        with the bank                         Percentage Of
                           Principal       and UCB          Number            Outstanding
Name And Address (Age):    Occupation     Financial       Of Shares           Shares
-------------------------  ----------  ----------------  ----------           -------------
Ronnie L. Austin (52)      Banker      Director/         10,000               1.0%/0.8%
34 Ponderosa Drive                     President/
Dallas, GA 30157                       Chief Executive
                                       Officer

                                                                                                Minimum/
                                                    Position(s)                                 Maximum
                                                    with the bank                               Percentage Of
                             Principal              and UCB            Number                   Outstanding
Name And Address (Age):      Occupation             Financial        Of Shares                  Shares
-------------------------    ----------           ----------------  --------------------        -------------
Edward Cooney (33)           Banker               Executive Vice
1494 Herndon Lane                                 President/Chief
Marietta, GA  30062                               Financial
                                                  Officer/Senior
                                                  Lender

James R. Henderson (57)      Data                 Director/         10,000                          1.0%/0.8%
14315 Creek Club Drive       Processing           Vice Chairman
Alpharetta, GA  30004                             of the Board

Richard D. Henderson (43)    Financial            Director           5,000                         0.5%/0.42%
4210 Wild Sonnet Trail       Planning
Norcross, GA  30092

Serguei Kouzmine (38)        Software             Director          50,000                         5.0%/4.17%
45 Williamsburg Road         Development          Chairman
Evanston, IL  60203                               of Board


Jeffrey R. Lake (54)         Electrical           Director           5,000                         0.5%/0.42%
5055 Jekyll Road             Contractor
Cumming, GA  30040

Karen D. Mashburn (62)       Retired              Director          10,000                          1.0%/0.8%
3195 Wolf Willow Close
Alpharetta, GA  30004

Wayne V. Mitsch (52)         Real Estate          Director/          5,000                         0.5%/0.42%
826 Lakeshore Drive          Appraisal            Secretary
Berkeley Lake, GA  30096

Simon Shulov (57)            Technology           Director          60,000                          6.0%/5.0%
45 River Drive South         Products
Jersey City, NJ 02310                                              -------                         ----------

TOTAL:                                                             155,000                        15.5%/12.9%

     Each director listed above will be a director of both UCB Financial Group and United Commercial Bank. Directors of UCB Financial Group and United Commercial Bank will serve staggered terms which means that one-third of the directors will be elected each year at the annual meeting of shareholders. The following description is applicable for both UCB Financial Group, Inc. and United Commercial Bank. The initial Class I directors include Ronnie L. Austin, James R. Henderson and Richard D. Henderson. Their terms will expire in 2002. The initial Class II directors include Serguei Kouzmine, Jeffrey R. Lake and Karen D. Mashburn. Their terms will expire in 2003. The initial Class III directors include Wayne V. Mitsch and Simon Shulov. Their terms will expire in 2004. Thereafter, each director will serve for a term of three years. UCB Financial Group's officers are appointed by the board of directors and hold office at the will of the board. United Commercial Bank's officers will be appointed by its board of directors and will hold office at the will of its board. See "Important Provisions of the Articles of Incorporation and Bylaws-Classification of the Board of Directors."

     Additional information about the officers and directors of UCB Financial Group and United Commercial Bank follows.

Ronnie L. Austin -       Since December 1986, Mr. Austin has served as chief
----------------
                         executive officer of Community Trust Bank and as president from December 1986 to September 1999. Mr.
                         Austin has served as president and chief executive officer of Community Trust Financial Services
                         Corporation since October 1988. From 1985 to 1986, Mr.
                         Austin served as executive vice president and senior loan officer of People's Bank of Bartow County, and from 1975 to 1985 he served as vice president and senior loan officer of the First National Bank of Paulding County. His initial term as director will expire in 2002. He will serve as president and chief executive officer of United Commercial Bank and UCB
                         Financial Group.

Edward Cooney -          Since January 1998, Mr. Cooney has served as senior
-------------
                         vice president, senior credit officer of Community
                         Trust Bank. From August 1995 to January 1998, Mr.
                         Cooney served as vice president-senior credit analyst of The Bankers Bank. Mr. Cooney is a licensed CPA in the State of Georgia. Mr. Cooney will serve as executive vice president, chief financial officer and senior lender of UCB Financial Group and the United
                         Commercial Bank.

James R. Henderson -     Since June 1996, Mr. Henderson has served as vice
------------------
                         president of Intercept Group, a bank data processing company, and from October 1986 to June 1996 he served as president. Mr. Henderson has served as a director of Cash Transactions since February 1997. His initial term as director will expire in 2002.

Richard D. Henderson -   Since February 1999, Mr. Henderson has served as
--------------------
                         president of Cornerstone Financial Advisors, a financial planning, investments and insurance sales company. Prior to that, Mr. Henderson served as a senior associate of Geller Financial Advisors from February 1991 to February 1999. Mr. Henderson is a CPA and graduated from Furman University in 1976 with a B.A. in Accounting. His initial term as director will expire in 2002.

Serguei Kouzmine -       Since November 1997, Mr. Kouzmine has served as vice
----------------
                         president and president of the Center of Financial
                         Technologies, a software development company in Chicago. Prior to that, Mr. Kouzmine served as vice president and chief executive officer of Insergeb, Inc., an IT system integration company in Chicago, from January 1994 to October 1997. Mr.
                         Kouzmine is owner of ISB Development Corp., a consulting firm in Chicago and part owner of Nonolet-
                         CiT, a PC manufacturer and IT development company in Russia. Mr. Kouzmine holds an MBA from the University of Chicago and a Ph.D. in physics from the Institute of Nuclear Physics in Russia. Mr. Kouzmine will serve as chairman of the board, and his initial term as director will expire in 2003.

Jeffrey R. Lake -        From October 1982 to April 2001, Mr. Lake served as
---------------
                         president of Dixie Electric Company, an electrical contractor business which Mr. Lake owns. Mr. Lake is also part owner of Dixie/United Electric Joint Venture, an electrical contractor company in which he serves as managing partner and of Ad-Com, Inc., a media advertising company in which he serves as a director.
                         His initial term as director will expire in 2003.

Karen D. Mashburn -      From 1957 to 1999, Ms. Mashburn served as district/area
-----------------
                         sales manager for Wachovia Bank until her retirement in 1999. Her initial term as director will expire in 2003.

Wayne V. Mitsch -        Since 1992, Mr. Mitsch has served as president of
---------------
                         Kaiser Mitsch & Assoc., an appraisal company which Mr.
                         Mitsch owns. His initial term as director will expire in 2004. Mr. Mitsch will also serve as the secretary of UCB Financial Group.

Simon Shulov -           Since June 1997, Mr. Shulov has served as chief
------------
                         executive officer of SYNS Technologies International, Inc., a wholesale company in Chicago. Prior to that, Mr. Shulov served as chief executive officer of SYNS
                         Technologies International, Inc. in New York from May
                         1991 to December 1998. Mr. Shulov is owner of SYNS
                         Technologies International, Inc. and a principal of Instant Futures, LLC, a brokerage firm. Mr. Shulov holds a Masters of Science from Road Transport College in Moscow. His initial term as director will expire in 2004.

Committees of the boards of directors

     The board of directors of UCB Financial Group has established the committees described below. The members of each committee will be the same for United Commercial Bank and UCB Financial Group.

     Loan committee. The loan committee will establish and update loan policies, review loan management and administration, review loan approval procedures, review loan loss reserve adequacy, review loan problems administration, and review real estate appraisal policies and OREO management. The initial members of the loan committee are expected to be Richard D. Henderson, Ronnie L. Austin, Karen D. Mashburn and Jeffrey R. Lake.

     Investment committee. The investment committee will establish and update investment, liquidity, and asset/liability policies, monitor those policies for compliance, monitor UCB Financial Group's and United Commercial Bank's capital adequacy position, and set investment strategies and monitor compliance. The initial members of the investment committee are expected to be Ronnie L. Austin, Richard D. Henderson, Karen D. Mashburn and Jeffrey R. Lake.

     Audit committee. The audit committee will review examinations and responses to those examinations, select both internal and external auditors, monitor internal controls, conduct annual audit planning, conduct quarterly meetings with the internal auditor, and engage in special investigations. The initial members of the audit committee are expected to be Simon Shulov and Wayne
V. Mitsch.

                             Executive compensation


     The year 2001 is the first year of UCB Financial Group's existence. Prior to 2001, no executive officer earned any salary or bonus from UCB Financial Group. Executive compensation for 2001 is discussed in the paragraphs below.

Mr. Austin's employment agreement

     Ronnie L. Austin and UCB Financial Group, Inc. entered into an employment agreement effective October 13, 2001, whereby Mr. Austin will serve as president and chief executive officer of UCB Financial Group and of United Commercial Bank, upon its formation. He will also serve as a director of United Commercial Bank and UCB Financial Group.

     The term of Mr. Austin's employment with United Commercial Bank and UCB Financial Group will be for a period of five (5) years and will be automatically extended thereafter on a yearly basis unless this employment agreement is terminated by either party upon at least 90-day written notice prior to the end of the then current term.

     Mr. Austin's annual base salary will be $165,000 for the first year of employment and will be subject to annual increase reviews thereafter with such increases not to be less than increases in the cost of living index. For the first three (3) years of his employment, Mr. Austin will also receive a performance bonus of 15% of his base salary upon attainment of certain performance goals. After the first three (3) years, Mr. Austin will be awarded an incentive bonus under an officer and employee incentive program to be established by the Boards of Directors of United Commercial Bank and UCB Financial Group.

     Upon the formation and capitalization of United Commercial Bank by UCB Financial Group, Mr. Austin will be awarded stock options exercisable for shares of stock equal to five percent (5%) of the total number of outstanding shares of UCB Financial Group at the time of grant. The options shall be exercisable at any time during his employment up to the earlier of ten years from the date such options are granted or three (3) months after termination of his employment with UCB Financial Group and United Commercial Bank and shall have a per share exercise price of the greater of the fair market value of the stock at the time of grant or $10.

     Mr. Austin is also eligible to participate in all other employee benefit plans or programs offered by UCB Financial Group or United Commercial Bank to other senior executives. Mr. Austin will be furnished with an automobile and UCB Financial Group and United Commercial Bank will cover the maintenance costs of such automobile. Because his position as chief executive officer and president has caused him to relocate, UCB Financial Group and United Commercial Bank will reimburse Mr. Austin for his monthly mortgage payment until his house in Dallas, Georgia is sold and the difference between the appraised value of such house and its actual sales price if the sales price is less than the appraised value. Upon capitalization of United Commercial Bank by UCB Financial Group, United Commercial Bank will establish a retirement plan for Mr. Austin based on a split-dollar insurance plan.

     If Mr. Austin is terminated without cause or United Commercial Bank or UCB Financial Group breaches the employment agreement with Mr. Austin, Mr. Austin will receive a lump sum payment equal to his base salary plus his salary through the date of termination and any bonus or portion thereof which Mr. Austin has earned under his employment agreement and reimbursement of expenses covered by the employment agreement. If Mr. Austin notifies UCB Financial Group within thirty (30) days of a "change in control" (as defined below) that he is terminating his employment agreement, then Mr. Austin will receive a lump sum payment equal to three (3) times his then current base salary plus any bonus, or pro rata portion thereof, to which Mr. Austin is entitled pursuant to his employment agreement, reimbursement of expenses covered by the employment agreement, non-forfeited deferred compensation to be paid out in full and all restricted stock and stock options which will be deemed 100% vested and any restrictions deemed lapsed.

     A "change in control" under Mr. Austin's employment agreement will be deemed to have occurred if:

          . fifty percent (50%) of UCB Financial Group's outstanding common stock or equivalent in voting power of any class or classes of outstanding securities of UCB Financial Group entitled to vote in elections of its directors is acquired by any person or group of persons acting in concert;
          . more than fifty percent (50%) of United Commercial Bank's outstanding common stock or equivalent in voting power of any class or classes of outstanding securities of United Commercial Bank entitled to vote in the election of its directors is acquired by any person or group of persons acting in concert; or

          . substantially all of the assets of UCB Financial Group or United Commercial Bank is sold to another person or entity.

     The employment agreement provides for restrictions on the ability of Mr. Austin to compete with UCB Financial Group and United Commercial Bank for a period of one (1) year following the date of his termination without cause and for a period of six (6) months following the date of his termination with cause. Mr. Austin is also restricted on the disclosure and use of UCB Financial Group's or United Commercial Bank's trade secrets and confidential information for a period of one (1) year following termination for any reason. Mr. Austin is also restricted for one (1) year following his termination for any reason from soliciting or taking away customers, depositors or borrowers of UCB Financial Group or United Commercial Bank whom Mr. Austin served during his tenure with UCB Financial Group and United Commercial Bank and soliciting or persuading employees of United Commercial Bank and UCB Financial Group from leaving their employment with UCB Financial Group or United Commercial Bank.

Mr. Cooney's employment agreement

     Edward J. Cooney and UCB Financial Group, Inc. entered into an employment agreement effective September 1, 2001, whereby Mr. Cooney will serve as executive vice president of UCB Financial Group and of United Commercial Bank, upon its formation.

     The term of Mr. Cooney's employment with United Commercial Bank and UCB Financial Group will be for a period of three (3) years and will be automatically extended thereafter on a yearly basis unless this employment agreement is terminated by either party upon at least 90-day written notice prior to the end of the then current term.

     Mr. Cooney's annual base salary will be $120,000 for the first year of employment and will be subject to annual increase reviews thereafter with such increases not to be less than increases in the cost of living index. For the first three (3) years of his employment, Mr. Cooney will also receive a performance bonus of $15,000 upon attainment of certain performance goals. After the first three (3) years, Mr. Cooney will be awarded an incentive bonus under an officer and employee incentive program to be established by the Boards of Directors of United Commercial Bank and UCB Financial Group.

     Upon the formation and capitalization of United Commercial Bank by UCB Financial Group, Mr. Cooney will be awarded stock options exercisable for 25,000 shares of stock of UCB Financial Group. The options shall be exercisable at any time during his employment up to the earlier of ten (10) years from the date such options are granted or three (3) months after termination of his employment with UCB Financial Group and United Commercial Bank and shall have a per share exercise price of the greater of the fair market value of the stock at the time of grant or $10.

     Mr. Cooney is also eligible to participate in all other employee benefit plans or programs offered by UCB Financial Group or United Commercial Bank to other senior executives. Mr. Cooney will be allowed an automobile allowance of $300 per month.

     If Mr. Cooney is terminated without cause, United Commercial Bank or UCB Financial Group breaches the employment agreement with Mr. Cooney or Mr. Cooney notifies UCB Financial Group within thirty (30) days of a "change in control" (as defined below) that he is terminating his employment agreement, then Mr. Cooney will receive an amount equal to his then current base salary, any bonus, or pro rata portion thereof, to which Mr. Cooney is entitled pursuant to his employment agreement and reimbursement of expenses covered by the employment agreement.

     A "change in control" under Mr. Cooney's employment agreement will be deemed to have occurred if:

          . fifty percent (50%) of UCB Financial Group's outstanding common stock or equivalent in voting power of any class or classes of outstanding securities of UCB Financial Group entitled to vote in elections of its directors is acquired by any person or group of persons acting in concert; or

          . more than fifty percent (50%) of United Commercial Bank's outstanding common stock or equivalent in voting power of any class or classes of outstanding securities of United Commercial Bank entitled to vote in the election of its directors is acquired by any person or group of persons acting in concert; or

          . substantially all of the assets of UCB Financial Group or United Commercial Bank is sold to another person or entity.

     The employment agreement provides for restrictions on the ability of Mr. Cooney to compete with UCB Financial Group and United Commercial Bank for a period of one (1) year following the date of his termination without cause and for a period of six (6) months following the date of his termination with cause. Mr. Cooney is also restricted on the disclosure and use of UCB Financial Group's or United Commercial Bank's trade secrets and confidential information for a period of one (1) year following termination for any reason. Mr. Cooney is also restricted for one (1) year following his termination for any reason from soliciting or taking away customers, depositors or borrowers of UCB Financial Group or United Commercial Bank and soliciting or persuading employees of United Commercial Bank and UCB Financial Group from leaving their employment with UCB Financial Group or United Commercial Bank.

Warrants for Organizers

     Each organizer who has subscribed to shares of the common stock shall be granted warrants to purchase the number of shares of UCB Financial Group's common stock equal to the amount of shares so subscribed by such organizer. The following organizers shall be granted warrants to purchase the number of shares indicated:

                                    Number of Shares
          Name                     Subject to Warrant
          ----                     ------------------

          Ronnie L. Austin                    10,000
          James R. Henderson                  10,000
          Richard D. Henderson                 5,000
          Serguei Kouzmine                    50,000
          Jeffrey R. Lake                      5,000
          Karen D. Mashburn                   10,000
          Wayne V. Mitsch                      5,000
          Simon Shulov                        60,000
                                             -------

          TOTAL:                             155,000

     The warrants must be exercised within ten (10) years from the date of the incorporation of UCB Financial Group and they must be exercised at a price equal to or in excess of the fair market value of the stock at the time the rights are granted which shall be $10 per share. If any warrants are not exercised in such ten (10)-year period, they shall become null and void. The warrants will not result in the holder (including shares owned by the holder's spouse and minor children) owning more than twenty percent (20%) of the outstanding stock of UCB Financial Group, unless the Georgia Department of Banking and Finance has approved the holder owning more than 20% of the outstanding stock of the bank holding company in the approval of United Commercial Bank's charter application. The warrants will be granted only to persons named as incorporating directors in UCB Financial Group's Articles of Incorporation as described above. They shall contain a provision allowing the Georgia Department of Banking and Finance or the Federal Reserve to direct the bank holding company to require plan participants to exercise or forfeit their warrants if United Commercial Bank's capital falls below the minimum requirements, as determined by the Georgia Department of Banking and Finance or the Federal Reserve. The warrants will not be transferable under any circumstances.

The warrants shall have the following vesting schedule:

          End of Year                   Vesting Percentage
          -----------                   ------------------

               1                                33 1/3%
               2                                33 1/3%
               3                                33 1/3%

     The exercise price and the number of shares of common stock purchasable upon exercise of each warrant are subject to anti-dilutive adjustments in certain events, including a stock split of the common stock, issuance of a stock dividend to holders of common stock, or a reclassification of common stock. No fractional shares will be issued upon exercise of warrants, but UCB Financial Group will pay the cash value of any fractional shares otherwise issuable.

     Warrantholders are not entitled, by virtue of being warrantholders, to receive dividends, or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of UCB Financial Group or any other matters, to vote at any such meeting or to any other rights whatsoever as stockholders of UCB Financial Group.

Director compensation

     UCB Financial Group and United Commercial Bank will not compensate their directors for their service as directors until they have recovered all of their losses. Thereafter, UCB Financial Group and United Commercial Bank may adopt compensatory policies for their directors that conform to applicable law.

                          Related party transactions

     Intercept Group, a publicly traded bank data processing company, in which James Henderson and the husband of Karen Mashburn serve as vice presidents, will perform all the core processing for United Commercial Bank. UCB Financial Group and United Commercial Bank anticipate entering into a contract in the near future with Intercept for such services. Such contract will be: (i) on terms no less favorable than could be obtained from an unrelated party at arms length from the bank and UCB Financial Group; and (ii) voted on and approved by a majority of the directors, excluding Mr. Henderson and Ms. Mashburn.

     ISB Development Corporation, a consulting firm in Chicago which Serguei Kouzmine owns, is developing a software program for United Commercial Bank regarding internet related commercial banking products. UCB Financial Group and United Commercial Bank anticipate entering into a contract in the near future with ISB for such program. Such contract will be: (i) on terms no less favorable than could be obtained from an unrelated party at arms length from the bank and UCB Financial Group; and (ii) voted on and approved by a majority of the directors, excluding Mr. Kouzmine.

     In addition to the above, UCB Financial Group and United Commercial Bank may have other banking and other business transactions in the ordinary course of business with their directors and officers, including members of the directors= and officers' families or corporations, partnerships or other organizations in which their directors and officers have a controlling interest. If these transactions occur, each transaction:

                    . will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to United Commercial Bank;
                    . will be on terms no less favorable than could be obtained from an unrelated party; and
                    . will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

               Description of capital stock of UCB Financial Group

Common stock

     UCB Financial Group's articles of incorporation authorize it to issue up to 10 million shares of common stock, no par value, of which a minimum of 1,000,000 up to a maximum of 1,200,000 shares will be issued in this offering.

     All shares of common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by UCB Financial Group's board of directors. Upon UCB Financial Group's voluntary or involuntary liquidation or dissolution, all shares of common stock will be entitled to share equally in all of UCB Financial Group's assets available for distribution to the shareholders. We do not anticipate that UCB Financial Group will pay any cash dividends on the common stock in the near future. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Holders of common stock will not have any right to acquire authorized but unissued capital stock of UCB Financial Group whenever it issues new shares of capital stock. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to the common stock. All shares of the common stock issued in the offering will be fully paid and non-assessable.

          Important provisions of the articles of incorporation and bylaws

Classification of the board of directors

     Article 7 of UCB Financial Group's articles of incorporation divides the board of directors into three classes, Class I, Class II and Class III, each of which is as nearly equal in numbers as possible. The directors in each class will hold office for staggered terms of three years each, after initial terms of one year, two years and three years, respectively. Each director also serves until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If the number of directors is modified, any increase or decrease in directorships would be apportioned among the classes so as to make all classes as nearly equal in number as possible.

     Article 7 of UCB Financial Group's articles of incorporation would make it more difficult for shareholders of UCB Financial Group, including those holding a majority of the outstanding shares of UCB Financial Group stock, to force an immediate change in the composition of a majority of the board of directors, even if the reason for the change was the performance of the present directors. Under article 7, the terms of only one-third of the incumbent directors will expire each year, provided no new directorships are created and no directors resign or are removed from office. Generally, two annual shareholders' meetings will be required to change a majority of the directors of UCB Financial Group instead of one such meeting. The board believes that article 7 will help to assure continuity and stability in the leadership and policies of UCB Financial Group.

Limitation of liability and indemnification of directors, officers and employees

     UCB Financial Group's articles of incorporation eliminate a director's personal liability for breach of duty as a director to the fullest extent permitted by law.

     UCB Financial Group's bylaws provide for indemnification to the fullest extent permitted by law. Federal law prohibits UCB Financial Group from paying any indemnification with respect to any liability or legal expense incurred by a director, officer, or employee as a result of an action or proceeding by a federal banking agency resulting in a civil money penalty or certain other remedies against such person.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling UCB Financial Group pursuant to the foregoing provisions, UCB Financial Group has been informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

                        Shares eligible for future sale

     Upon completion of the offering, UCB Financial Group will have a minimum of 1,000,000 and a maximum of 1,200,000 shares of common stock outstanding. These shares will be freely tradable without restriction, except that the organizers have agreed with the Georgia Department of Banking and Finance that for a period of two years following the issuance of the stock neither they nor their immediate families shall transfer or sell any stock which they acquire in the offering without the prior consent of the Commissioner of the Georgia Department of Banking and Finance. Also, "affiliates" of UCB Financial Group to sell shares must comply with the registration requirements of the Securities Act of 1933, as amended, or an exemption from registration, such as an exemption provided by Rule 144.

     Rule 144 defines an affiliate of a company as a person who directly or indirectly controls, or is controlled by, or is under common control with, the company. Affiliates of a company generally include its directors, officers and principal shareholders.

     Each of UCB Financial Group's affiliates who purchases common stock in this offering may sell under Rule 144, within any three-month period, such number of shares of common stock that does not exceed the greater of:

          .    one percent (1%) of the outstanding shares of common stock, or

          . UCB Financial Group's average weekly trading volume during the four calendar weeks preceding the affiliate's proposed sale.

Sales by affiliates under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about UCB Financial Group.

     Prior to the offering, there has not been a public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock on the public market could adversely affect prevailing market prices and the ability of UCB Financial Group to raise equity capital in the future.

                          Supervision and regulation

     The following discussion sets forth the material elements of the regulatory framework that applies to banks and bank holding companies and provides certain specific information related to UCB Financial Group and United Commercial Bank.

General

     UCB Financial Group will be a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956 and the Georgia Department of Banking and Finance under the Georgia Bank Holding Company Act, as currently in effect. As a result, UCB Financial Group and any future non-bank subsidiaries it establishes will be subject to the supervision, examination and reporting requirements of these acts and the regulations of the Federal Reserve and the Georgia Department of Banking and Finance issued under these acts.

     The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before:

          .    it may acquire direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank's voting shares;
          .    it or any of its non-bank subsidiaries may acquire all or
               substantially all of the assets of any bank; or
          .    it may merge or consolidate with any other bank holding company.

     The Bank Holding Company Act further provides that the Federal Reserve may not approve any transaction that would result in or tend to create a monopoly, substantially lessen competition or otherwise function as a restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below.

     UCB Financial Group and any other bank holding company located in Georgia may acquire a bank located in any other state, and any bank holding company located outside of Georgia may acquire any Georgia-based bank, regardless of state law to the contrary. In either case, certain deposit-percentage, aging requirements, and other restrictions apply. National and state chartered banks may branch across state lines by acquiring banks in other states. The Georgia Interstate Banking Act provides that interstate acquisitions by or of institutions located in Georgia are permitted in states that also allow national interstate acquisitions. The Georgia Interstate Branching Act permits Georgia-based banks and bank holding companies owning or acquiring banks outside of Georgia and all non-Georgia banks and bank holding companies owning or acquiring banks in Georgia to merge any lawfully acquired bank into an interstate branch network. The Georgia Interstate Branching Act also allows banks to establish new branches throughout Georgia.

     Except as amended by the Gramm-Leach-Bliley Act of 1999 discussed below, the Bank Holding Company Act generally prohibits UCB Financial Group from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or keeping direct or indirect control of any company engaged in any activities other than those activities that the Federal Reserve determines that to be closely related to banking or managing or controlling banks. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. For example, the Federal Reserve has determined that factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions and performing certain insurance underwriting activities are permissible activities of bank holding companies. The Bank Holding Company Act does not place territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval the Federal Reserve may order a holding company or its subsidiaries to terminate any activity or ownership or control of any subsidiary when it has reasonable cause to believe that the holding company's continued activity, ownership or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiaries.

     United Commercial Bank shall be a Georgia chartered commercial bank if its applications are approved. As a result it will be subject to the supervision, examination and reporting requirements of the Georgia Department of Banking and Finance and the FDIC. The FDIC and the Georgia Department of Banking and Finance regularly examine the operations of Georgia chartered banks and are given the authority to approve or disapprove mergers, consolidations, the establishment of branches and similar corporate actions. The FDIC and the Georgia Department of Banking and Finance also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

Gramm-Leach-Bliley Act of 1999

     The Gramm-Leach-Bliley Act of 1999, reformed financial services regulation. This new law covers various topics such as insurance, unitary thrifts, privacy protection provisions for customers of financial institutions, the Federal Home Loan Bank system's modernization, automatic teller machine reform, the Community Reinvestment Act and certain changes related to the securities industry. This new law also eliminates legal barriers to affiliations among banks and securities firms, insurance companies and other financial services companies.

     The Gramm-Leach-Bliley Act amends the Bank Holding Company Act to clarify that a bank holding company may hold shares of any company that the Federal Reserve determined, as of the day before the date of enactment of the Gramm-Leach-Bliley Act, to be engaged in activities that were sufficiently closely related to banking. This act also amends the Bank Holding Company Act to establish a new type of bank holding company--the "financial holding company". Pursuant to the Gramm-Leach-Bliley Act, financial holding companies have the authority to engage in financial activities in which other bank holding companies may not engage. Financial holding companies may also affiliate with companies that are engaged in financial activities. These financial activities include activities that are:

          .    financial in nature;
          .    incidental to an activity that is financial in nature; or
          .    complimentary to a financial activity and do not pose a
               substantial risk to the safety and soundness of depository institutions or the financial system in general.

The Federal Reserve and the Secretary of the Treasury may determine which activities meet these standards. However, the Gramm-Leach-Bliley Act lists certain activities as being financial in nature. For example, some of these activities are:

          .    lending, exchanging, transferring, investing for others or safeguarding money or securities;
          .    insuring, guaranteeing, or indemnifying against loss, harm, damage, illness, disability or death, or providing and issuing annuities and acting as principal, agent, or broker for these purposes in any state;
          .    providing financial, investment or economic advice;
          .    issuing or selling interests in pools of assets that a bank could hold directly;
          .    underwriting, dealing in or making markets in securities;
          .    engaging in any activity that the Federal Reserve determined by an order or regulation that is in effect on the date of enactment of the Gramm-Leach-Bliley Act to be related closely to banking;
               and
          .    engaging within the United States in any activity that a bank holding company could engage in outside of the United States, if the Federal Reserve found before the Gramm-Leach-Bliley Act that the activity was usual in connection with banking or other financial operations internationally.

     The Gramm-Leach-Bliley Act also directs the Federal Reserve to adopt a regulation or order defining certain additional activities as financial in nature, to the extent that they are consistent with that act. These include:

          . lending, exchanging, transferring, investing for others or safeguarding financial assets other than money or securities;
          . providing any device or other instrumentality for transferring financial assets; and
          . arranging, effecting or facilitating financial transactions for third parties.

     Not all bank holding companies may become financial holding companies. A bank holding company must meet three requirements before becoming a financial holding company:

          . all of the bank holding company's depository institution subsidiaries must be well- capitalized;
          . all of the bank holding company's depository institution subsidiaries must be well- managed; and
          . the bank holding company must file with the Federal Reserve a declaration of its election to become a financial holding company, including a certification that its depository institution subsidiaries meet the prior two criteria.

With only a few exceptions, in order to exercise the powers granted to it under the Gramm-Leach-Bliley Act, a financial holding company or insured depository institution also must meet the Community Reinvestment Act's requirements. If any insured depository institution, insured depository institution affiliate or insured depository institution subsidiary of a financial holding company does not receive a Community Reinvestment Act rating of at least "satisfactory record of meeting community credit needs" at its most recent Community Reinvestment Act examination, the regulatory agencies are to prevent the insured depository institution or financial holding company from exercising the new powers, either directly or through a subsidiary.

     A company that is not a bank holding company nor a foreign bank, which becomes a financial holding company, may be able to continue to engage in nonfinancial activities and the company may be able to keep its ownership interests in other companies that are engaged in nonfinancial activities. The ability to continue the nonfinancial activities or keep ownership interests in other companies that are engaged in nonfinancial activities lasts for ten years after the Gramm-Leach-Bliley Act's enactment and may be extended for an additional five-year term if granted by the Federal Reserve pursuant to an application. In order to continue in the nonfinancial activities:

          . the holding company must have been engaged in the nonfinancial activity or held the shares in the other companies engaged in nonfinancial activities on September 30, 1999;
          . the holding company must be predominantly engaged in financial activities; and
          . the company engaged in the nonfinancial activity must continue to engage in the same nonfinancial activities it did on September 30, 1999 and engage in other authorized activities under the Gramm-Leach-Bliley Act.

     A holding company is predominantly engaged in financial activities where at least 85% of the consolidated annual gross revenues of the holding company and its subsidiaries, other than depository institutions, come from financial activities.

Payment of dividends

     UCB Financial Group is a legal entity separate and distinct from United Commercial Bank. The principal sources of UCB Financial Group's cash flow, including cash flow to pay dividends to its shareholders, are dividends that United Commercial Bank pays to its sole shareholder, UCB Financial Group. Statutory and regulatory limitations apply to United Commercial Bank's payment of dividends to UCB Financial Group as well as to UCB Financial Group's payment of dividends to its shareholders.

     If, in the opinion of the FDIC, United Commercial Bank were engaged in or about to engage in an unsafe or unsound practice, such authority could require, after notice and a hearing, that United Commercial Bank cease and desist from its practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. See "Supervision and Regulation-Prompt Corrective Action."

     The Georgia Financial Institutions Code and the Georgia Banking Department's regulations provide:

          . that dividends of cash or property may be paid only out of the bank's retained earnings;
          . that dividends may not be paid if the banks' paid-in capital and retained earnings which are set aside for dividend payment and other distributions do not, in combination, equal at least 20% of the bank's capital stock; and
          . that dividends may not be paid without prior approval of the Georgia Banking Department if
               . the bank's total classified assets at its most recent examination exceed 80% of its equity capital;

               . the aggregate amount of dividends to be declared exceeds 50% of the bank's net profits after taxes but before dividends for the previous calendar year; or
               . the ratio of equity capital to total adjusted assets is less than 6%.

     The payment of dividends by UCB Financial Group and United Commercial Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

Capital adequacy

     UCB Financial Group and United Commercial Bank will be required to comply with the capital adequacy standards established by the Federal Reserve in the case of UCB Financial Group and the Georgia Department of Banking and Finance in the case of United Commercial Bank. The Federal Reserve has established two basic measures of capital adequacy for bank holding companies - a risk-based measure and a leverage measure. A bank holding company must satisfy all applicable capital standards to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least half of total capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets (referred to as "tier 1 capital"). The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves (referred to as "tier 2 capital").

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of tier 1 capital to average assets, less goodwill and certain other intangible assets, of three percent (3%) for bank holding companies that meet certain specified criteria including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least three percent (3%), plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth, as will be the case for UCB Financial Group, or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a bank holding company's tier 1 capital leverage ratio, after deducting all intangibles, and other indicators of capital strength in evaluating proposals for expansion or new activities.

     United Commercial Bank will be subject to risk-based and leverage capital requirements adopted by the Georgia Department of Banking and Finance, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See "Supervision and Regulation-Prompt Corrective Action."

Support of subsidiary institutions

     Under Federal Reserve policy, UCB Financial Group is expected to act as a source of financial strength for, and to commit resources to support, United Commercial Bank. This support may be required at times when, without this Federal Reserve policy, UCB Financial Group might not be inclined to provide it. In addition, any capital loans by a bank holding company to its subsidiary bank will be repaid only after its deposits and certain other indebtedness are repaid in full. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Prompt corrective action

     The Federal Deposit Insurance Corporation Improvement Act of 1991 established a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized), and are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, relating to institutions in the three undercapitalized categories. The severity of the action will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The controlling holding company' obligation to fund a capital restoration plan is limited to the lesser of five percent (5%) of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. In addition, the appropriate federal banking agency may treat an undercapitalized institution in the same manner as it treats a significantly undercapitalized institution, if it determines that those actions are necessary.

FDIC insurance assessments

     The FDIC has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation that the institution's primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. The FDIC determines an institution's insurance assessment rate based on the institution's capital category and supervisory category. Under the risk-based assessment system, there are nine combinations of capital groups and supervisory subgroups to which different assessment rates are applied. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup.

     The FDIC may terminate an institution's deposit insurance if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

Proposed legislation and regulatory action

     New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

                                 Legal matters

     Miller & Martin LLP, Atlanta, Georgia, will pass upon the validity of the shares of common stock offered by this prospectus.

                            Reports to shareholders

     Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, UCB Financial Group will be subject to the reporting requirements of the

Securities Exchange Act of 1934, as currently in effect, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will exist at least through the end of this fiscal year and will continue for fiscal years thereafter, except that these reporting obligations may be suspended for any subsequent fiscal year if at the beginning of the year the common stock is held of record by less than 300 persons.

     At any time that UCB Financial Group is not a reporting company, it will furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1-.05 of the Georgia Department of Banking and Finance. UCB Financial Group's fiscal year ends on December 31. Additionally, UCB Financial Group will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.

                                    Experts

     UCB Financial Group's audited financial statements at September 30, 2001, and from the period from April 24, 2001 (inception) until September 30, 2001, included in this prospectus have been included in reliance on the report of Mauldin & Jenkins, LLC, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                            Additional information

     UCB Financial Group has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as currently in effect, relating to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information contained in the Registration Statement. For further information about UCB Financial Group and the common stock, we refer you to the Registration Statement and its exhibits. The Registration Statement may be examined and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the Registration Statement are available at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. The Securities and Exchange Commission also maintains a web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as UCB Financial Group, which file electronically with the Securities and Exchange Commission.

     UCB Financial Group and its directors have filed or will file various applications with the FDIC, the Federal Reserve, and the Georgia Department of Banking and Finance. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from UCB Financial Group and information in public files and records maintained by the FDIC, the Federal Reserve, and the Georgia Department of Banking and Finance, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that we believe are reasonable, but as to which we can make no assurances. We specifically disaffirm those projections for purposes of this prospectus and caution you against relying on them for purposes of making an investment decision.

                           UCB FINANCIAL GROUP, INC.
                         (A Development Stage Company)

                               FINANCIAL REPORT

                              SEPTEMBER 30, 2001
________________________________________________________________________________

                               TABLE OF CONTENTS
                               -----------------


                                                                           Page
                                                                           ----

Independent Auditor's Report.............................................     2

Balance sheet, September 30, 2001........................................     3

Statement of loss, period from April 24, 2001, date of inception,
 to September 30, 2001...................................................     4

Statement of cash flows, period from April 24, 2001, date of inception,
 to September 30, 2001...................................................     5

Notes to financial statements............................................   6-9

                         INDEPENDENT AUDITOR'S REPORT
________________________________________________________________________________


To the Board of Directors
UCB Financial Group, Inc.
Atlanta, Georgia


          We have audited the accompanying balance sheet of UCB Financial Group, Inc., a development stage company, as of September 30, 2001, and the related statements of loss and cash flows for the period from April 24, 2001, date of inception, to September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UCB Financial Group, Inc., a development stage company, as of September 30, 2001, and the results of its operations and its cash flows for the period from April 24, 2001, date of inception, to September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.




Atlanta, Georgia
October 26, 2001

                           UCB FINANCIAL GROUP, INC.
                         (A Development Stage Company)

                                 BALANCE SHEET
                              SEPTEMBER 30, 2001

--------------------------------------------------------------------------------

     ASSETS
Cash                                                                 $   49,006
Equipment (net of accumulated depreciation of $2,968)                    41,204
Prepaid expenses                                                          5,132
Security deposit                                                         15,782
                                                                     ----------
     Total assets                                                    $  111,124
                                                                     ==========
     LIABILITIES AND STOCKHOLDER'S DEFICIT

LIABILITIES
     Line of credit                                                  $  405,000
     Accrued expenses                                                    74,213
                                                                     ----------
     Total liabilities                                                  479,213
                                                                     ----------
COMMITMENTS

STOCKHOLDER'S (DEFICIT)
     Common stock, no par value; 1,200,000 shares
          authorized, 5 shares issued and outstanding                        50
     Deficit accumulated during the development stage                  (368,139)

          Total stockholder's deficit                                  (368,089)
                                                                     ----------
     Total liabilities and stock holder's deficit                    $  111,124
                                                                     ----------
See Notes to Financial Statements.

                           UCB FINANCIAL GROUP, INC.
                         (A Development Stage Company)

                               STATEMENT OF LOSS
                PERIOD FROM APRIL 24, 2001, DATE OF INCEPTION,
                             TO SEPTEMBER 30, 2001

--------------------------------------------------------------------------------

Expenses
     Personnel expenses                                               $  146,068
     Interest                                                              6,051
     Equipment and occupancy expenses                                      4,420
     Legal and consulting                                                186,352
     Other expenses                                                       25,248
                                                                      ----------
                                                                         368,139
                                                                      ----------
Net loss and deficient accumulated during the development stage       $  368,139
                                                                      ==========
See Notes to Financial Statements.

                           UCB FINANCIAL GROUP, INC.
                         (A Development Stage Company)

                            STATEMENT OF CASH FLOWS
                PERIOD FROM APRIL 24, 2001, DATE OF INCEPTION,
                             TO SEPTEMBER 30, 2001

--------------------------------------------------------------------------------

OPERATING ACTIVITIES
     Net loss                                                     $    (368,139)
     Adjustments to reconcile net loss to net cash
          used in operating activities:
          Depreciation                                                    2,968
          Increase in prepaid expenses                                   (5,132)
          Increase in accrued expenses                                   74,213
          Increase in security deposit                                  (15,782)
                                                                  -------------

               Net cash used in operating activities                   (311,872)
                                                                  -------------
INVESTING ACTIVITIES
     Purchase of premises and equipment                                 (44,172)
                                                                  -------------

               Net cash used in investing activities                    (44,172)
                                                                  -------------

FINANCING ACTIVITIES
     Proceeds from line of credit                                       405,000
     Proceeds from issuance of common stock                                  50
                                                                  -------------

               Net cash provided by financing activities                405,050
                                                                  -------------

Net increase in cash                                                     49,006

Cash at beginning of period                                                   -
                                                                  -------------
Cash at end of period                                             $      49,006
                                                                  =============

See Notes to Financial Statements.

                           UCB FINANCIAL GROUP, INC.
                         (A Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________



NOTE 1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES

          Organization

            United Commercial Bank Organizing Group, LLP was organized on April 24, 2001 for the purpose of organizing UCB Financial Group, Inc. UCB Financial Group, Inc. (the "Company") was incorporated on October 22, 2001 to operate as a bank holding company pursuant to the Federal Bank Holding Act of 1956, as amended, and the Georgia Bank Holding Company Act. The Company intends to acquire 100% of the issued and outstanding capital stock of United Commercial Bank In Organization, (the "Bank"), a corporation to be organized under the laws of the State of Georgia to conduct a general banking business in Atlanta, Georgia. On June 8, 2001, the organizers filed an application for approval of the organization of the Bank with the Georgia Department of Banking and Finance ("DBF") and with the Federal Deposit Insurance Corporation ("FDIC") for insurance of the Bank's deposits. The Company has applied to the Federal Reserve Bank of Atlanta ("FRB") and the DBF to become a bank holding company. Upon obtaining regulatory approval, the Company will be a registered bank holding company subject to regulation by the FRB and DBF.

            Activities since inception have consisted primarily of the Company's and the Bank's organizers engaging in organizational and preopening activities necessary to obtain regulatory approvals and to prepare to commence business as a financial institution.

          Significant Accounting Policies

            Basis of Presentation

              The financial statements have been prepared on the accrual basis in accordance with generally accepted accounting principles.

          Organization and Stock Offering Costs

              Organization costs will be expensed as incurred in accordance with generally accepted accounting principles. Stock offering costs will be charged to capital surplus upon completion of the stock offering. Additional costs are expected to be incurred for organization costs and stock offering costs.

                         NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________



NOTE 1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES (Continued)

          Significant Accounting Policies (Continued)

            Equipment

              Equipment is carried at cost less accumulated depreciation. Depreciation is computed by the straight-line method over an estimated useful life of three to five years.

            Income Taxes

              The Company will be subject to Federal and state income taxes when taxable income is generated. No income taxes have been accrued because of operating losses incurred during the preopening period.

            Fiscal Year

              The Company will adopt a calendar year for both financial reporting and tax reporting purposes.


NOTE 2.   LINE OF CREDIT

          To facilitate the formation of the Company and the Bank, the organizers have established a $750,000 line of credit with an independent bank for the purpose of paying organization and preopening expenses for the Company and the Bank and the expenses of the Company's common stock offering. The line of credit bears interest at the lender's prime rate less 1% and matures on April 24, 2002. Interest is payable monthly. The interest rate at September 30, 2001 was 5.0%. The organizers have personally guaranteed repayment of the line of credit. All funds advanced on behalf of the Company and the Bank will be repaid from the proceeds of the stock offering. The Company's ability to repay these advances and relieve the organizers from their personal guarantees depends upon the completion of the offering.

                         NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________



NOTE 3.   COMMITMENTS AND RELATED PARTY TRANSACTIONS

          On June 1, 2001, the organizers executed a lease agreement for the office space in which the Bank will be located. The Bank will have 4,117 rentable square feet located on the second floor of the building. The lease term is for five years with an option to renew for an additional five years at the then market rental rate for the premises. The initial term is scheduled to commence on November 1, 2001 and expire on October 31, 2006.

          The total lease commitment for the initial five years is $497,787.

          In addition, the Bank shall pay a portion of the increase in operating expenses of the building and its common areas, as well as a portion of any increase in real estate taxes over the operating expenses and taxes. The Company has made a cash security deposit of $15,781.84 which is to be refunded after the lease expires if there are no defective conditions which are left unrepaired by the Bank other than normal wear and tear. The organizing group has obtained and is required to maintain throughout the term of the lease as a security against the Bank's default under the lease, an irrevocable, standby letter of credit in favor of the landlord from a lending institution acceptable to the landlord. The initial letter of credit shall be in the amount of $132,056.50 and shall be replaced after the landlord completes the construction of the premises with a similar letter of credit with a credit limit equal to the sum of $23,672.76 (three (3) months base rental in the first year of the lease) and the entire amount of the landlord's cost in constructing the premises.

          The Company is also leasing temporary office facilities on a month-to-month basis for $500. Total rental expense included in the statement of loss under this arrangement amounted to $1,000.


NOTE 4.   COMMON STOCK OFFERING

          The Company proposes to file a Registration Statement on Form SB-2 with the Securities and Exchange Commission offering for sale a minimum of 1,000,000 shares and a maximum of 1,200,000 shares of the Company's common stock at a price of $10 per share.

                         NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________



NOTE 5.   STOCK OPTIONS AND WARRANTS

          Upon the formation and capitalization of the Bank, and as a condition of the Chief Executive Officer and Executive Vice President's employment agreements, they will receive stock options totaling 5% of the total number of shares outstanding on date of grant and 25,000 options, respectively. The options shall be exercisable at any time during employment up to the earlier of ten years from date of grant or three months after termination. The exercise price will be the greater of the fair market value of the stock at the time of grant or $10.

          Each organizer will receive one warrant for every share of common stock subscribed. The warrants must be exercised within ten years from the date of the incorporation of the Company and must be exercised at a price equal to or in excess of the fair market value of the stock at the time the warrants are granted which shall be $10 per share. The warrants vest over a three-year period.

                              [OUTSIDE BACK COVER]


     Dealer Prospectus Delivery Obligation. Until December 4, 2001, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II
                                    -------

                    Information Not Required In Prospectus


Item 24.   Indemnification of Directors and Officers.

     Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if such individual conducted himself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 14-2-851 of the Georgia Business Corporation Code or in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that personal benefit was improperly received by him.

     Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Business Corporation Code a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Georgia Business Corporation Code or that it is fair and reasonable to indemnify such director in view of all the relevant circumstances, even if such director has not met the standard of conduct set forth in Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with Section 14-2-853 of the Georgia Business Corporation Code or was adjudged liable according to Section 14-2-851 of the Georgia Business Corporation Code. However, if such director was adjudged liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding. If the court orders indemnification and/or advance of expenses pursuant to Section 14-2-854 of the Georgia Business Corporation Code, the court may also order the corporation to pay the director's reasonable expenses in obtaining the court-ordered indemnification or advance of expenses.

     Section 14-2-852 of the Georgia Business Corporation Code provides that if a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

     Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, a resolution of its board of directors or a contract except for liability arising out of conduct that constitutes: (i) appropriation of any business opportunity of the corporation in violation of his duties; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) receipt of an improper personal benefit; or (iv) making distributions in violation of Section 14-2-640 of the Georgia Business Corporation Code.
Section 14-2-857 of the Georgia Business Corporation Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court-ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or by contract.

     Section 14-2-858 of the Georgia Business Corporation Code provides that a corporation may purchase and maintain on behalf of a director, officer, employee or agent of a corporation insurance against liability asserted against or incurred by that person serving in such capacity for the corporation or arising from his status.

     Section 9.2(a) of the bylaws of UCB Financial Group provide that the corporation shall indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in, or not opposed to, the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Pursuant to Section 9.2(d), the corporation may not indemnify a director under Section 9.2 of the bylaws of UCB Financial Group: (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (ii) in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification under Section 9.2 is limited to reasonable expenses incurred in connection with the proceeding.

     Section 9.3 of the bylaws of UCB Financial Group provide that, to the extent a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue or matter therein, because he is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by him in connection therewith.

     According to Section 9.5 of the bylaws of UCB Financial Group, upon application by the director, a court may order indemnification or advances for expenses if it determines that: (i) the director is entitled to mandatory indemnification pursuant to Section 9.3 of the bylaws of UCB Financial Group, in which case, the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; (ii) the director is fairly and reasonably entitled to indemnification in view of all relevant circumstances, whether or not he met the standard of conduct contained in Section 9.2(a) of the bylaws of UCB Financial Group or he was adjudged liable as described in Section 9.2(d); however, if he was adjudged so liable the indemnification shall be limited to reasonable expenses incurred unless otherwise stated by contract, resolution ratified or approved by the stockholders or the articles of incorporation of UCB Financial Group; or (iii) in the case of advances for expenses, the director is entitled to payment, according to the articles of incorporation or bylaws UCB Financial Group or any resolution or agreement, of reasonable expenses incurred as a party to a proceeding in advance of final disposition of the proceeding.

     Section 9.8 of the bylaws of UCB Financial Group provides that an officer of the corporation who is not a director is entitled to indemnification and advance of expenses to the same extent and subject to the same conditions as a director of the corporation except that there is no provision for court-ordered indemnification or advance of expenses for officers contained in the bylaws of UCB Financial Group. Employees or agents of the corporation who are not directors are entitled to indemnification and advance of expenses to the same extent and subject to the same conditions as a director of the corporation.

     Section 9.9 of the bylaws of UCB Financial Group provides that the corporation may purchase and maintain on behalf of a director, officer, employee or agent of the corporation insurance against liability asserted against or incurred by that person serving in such capacity for the corporation or arising from his status with the corporation whether or not the corporation would have the power to indemnify that person under the bylaws of UCB Financial Group.

     Article 11 of the articles of incorporation of UCB Financial Group provides that a director shall not be personally liable for any breach of duty as a director, except for liability for: (i) any appropriation of any business opportunity of the corporation in violation of his duties; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) distributions in violation of the Georgia Business Corporation Code; or (iv) any transaction for which the director derived an improper personal benefit.

Item 25.  Other Expenses of Issuance and Distribution.

     Estimated expenses of the sale of UCB Financial Group's common stock are as follows:

     Securities and Exchange Commission Registration Fee    $ 3,000
     Legal Fees and Expenses*                               _______
     Accounting Fees and Expenses*                          _______
     Printing and Engraving Expenses*                       _______
     Mail and Distribution*
     Miscellaneous*                                         _______

          Total                                             $
                                                            =======

     *To be filed by amendment.

Item 26.  Recent Sales of Unregistered Securities.

     Upon formation, UCB Financial Group issued to Ronnie L. Austin in a private placement, five shares of its common stock for a total price of $50.00 in connection with the organization of UCB Financial Group. The sale to Mr. Austin was exempt from registration under the Securities

Act pursuant to Section 4(2) of the Act because it was a transaction by an issuer that did not involve a public offering.

Item 27.  Exhibits.

Exhibit
Number         Description
------         -----------

3.1            Articles of incorporation
3.2            Bylaws
4.1 See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the common stock
5.1            Opinion re: legality
10.1 Lease between Acquiport Northside Drive, Inc. and United Commercial Bank Organizing Group, L.L.P.
10.2           Promissory Note in favor of The Bankers Bank
10.3           Escrow Agreement
10.4           Employment Agreement with Ronnie L. Austin
10.5           Employment Agreement with Edward J. Cooney
21.1           Subsidiaries of the registrant
23.1           See Exhibit 5.1 for Consent of Miller & Martin LLP
23.2           Consent of Mauldin & Jenkins
24.1           Power of Attorney (refer to signature page)
27.1           Financial Data Schedule (for SEC use only)
99.1           Preliminary Subscription Agreement

Item 28.  Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of UCB Financial Group pursuant to foregoing provisions, or otherwise, UCB Financial Group has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by UCB Financial Group of expenses incurred or paid by a director, officer or controlling person of UCB Financial Group in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, UCB Financial Group will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes as follows:

     (a)(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

     The undersigned registrant hereby further undertakes as follows:

     (b)(1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by UCB Financial Group under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

     (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, UCB Financial Group certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the city of Atlanta, State of Georgia, on November 27, 2001.

                                    UCB FINANCIAL GROUP, INC.


                                    By:    /s/ Ronnie L. Austin
                                        -----------------------
                                           Ronnie L. Austin
                                    President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person of the undersigned constitutes and appoints Ronnie L. Austin his or her true and lawful attorney-in-fact with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact, the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                          TITLE                  DATE

    /s/ Ronnie L. Austin           Director               November 21, 2001
------------------------------
Ronnie L. Austin

    /s/ James R. Henderson         Director               November 27, 2001
------------------------------
James R. Henderson

    /s/ Richard D. Henderson       Director               November 27, 2001
------------------------------
Richard D. Henderson

                                   Director               November ___, 2001
------------------------------
Serguei Kouzmine

    /s/ Jeffrey R. Lake            Director               November 27, 2001
------------------------------
Jeffrey R. Lake

    /s/ Karen D. Mashburn          Director               November 26, 2001
------------------------------
Karen D. Mashburn

    /s/ Wayne V. Mitsch            Director               November 26, 2001
------------------------------
Wayne V. Mitsch

                                   Director               November ___, 2001
------------------------------
Simon Shulov

                               Index of Exhibits
                               -----------------


Exhibit
Number         Description
------         -----------

3.1            Articles of incorporation

3.2            Bylaws

4.1 See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the common stock

5.1            Opinion re: legality

10.1 Lease between Acquiport Northside Drive, Inc. and United Commercial Bank Organizing Group, L.L.P.

10.2           Promissory Note executed in favor of The Bankers' Bank

10.3           Escrow Agreement

10.4           Employment Agreement with Ronnie L. Austin

10.5           Employment Agreement with Edward J. Cooney

21.1           Subsidiaries of the registrant

23.1           See Exhibit 5.1 for Consent of Miller & Martin LLP

23.2           Consent of Mauldin & Jenkins

24.1           Power of Attorney (refer to signature page)

99.1           Preliminary Subscription Agreement